As filed with the Securities and Exchange Commission on January 5, 2006
(Registration No. 333-128912)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHO’S YOUR DADDY, INC.
(Name of small business issuer in its charter)

Nevada	2300	98-0360989
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or	Classification Code Number)	Identification Number)
organization)

3131 Camino del Rio North, Suite 1650
San Diego, California 92108
(619) 284-4807
(Address and telephone number of principal executive offices)

3131 Camino del Rio North, Suite 1650
San Diego, California 92108
(619) 284-4807
(Address of Principal Place of Business or Intended Principal Place of Business)

Edye Bauer, Esq.
Fish & Richardson P.C.
12390 El Camino Real
San Diego, California 92130
Tel: (858) 678-4757
Fax: (858) 678-5099
(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock of the registrant, par value $.001 per share (2)(3)	1,750,000	$1.07	$1,872,500	$220.21
Common Stock of the registrant, par value $.001 per share (2)(4)	328,947	$1.07	$351,973.29	$41.39
Common Stock of the registrant, par value $.001 per share (2)(5)	926,170	$1.50	$1,389,255	$163.38
Common Stock of the registrant, par value $.001 per share (2)(6)	35,000	$1.25	43,750	5.15
Total	3,040,117	--	$3,657,478.29	$430.13

          (1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price on the OTC Bulletin Board on May 27, 2005.

          (2) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

          (3) Certain of the shares of our common stock being registered hereunder are being registered for resale by certain of the selling stockholders named in the prospectus upon conversion of outstanding callable secured convertible notes.

          In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. The number of shares of our common stock registered hereunder represents a good faith estimate by us of the number of shares of our common stock issuable upon the conversion of the callable secured convertible notes. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the callable secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file new registration statement to cover the resale of such additional shares should that become necessary.

          (4) Represents shares of our common stock paid for by certain of the selling stockholders named in the prospectus.

          (5) Represents shares of our common stock issuable upon the exercise of outstanding five-year warrants. The exercise price of the warrants is $1.50. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

          (6) Represents shares of our common stock issuable upon the exercise of outstanding five-year warrants. The exercise price of the warrants is $1.25. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

          The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 5, 2006

PROSPECTUS

3,040,117 SHARES

WHO’S YOUR DADDY, INC.
COMMON STOCK

          This prospectus relates to the resale of up to 3,040,117 shares of common stock, par value $.001 per share (“Common Stock”), of which:

          (a)           1,750,000 shares are issuable upon the conversion of $1,750,000 in aggregate principal amount of callable secured convertible notes and the payment of the principal amount of, and interest on, such notes to AJW Partners, LLC and certain of its affiliates;

          (b)           926,170 shares underlying warrants issuable to AJW Partners, LLC and certain of its affiliates or their registered assigns;

          (c)           328,947 shares paid for by Around the Clock Partners, LP; and

          (d)           35,000 shares underlying warrants issuable to Around the Clock Partners, LP.

          The selling stockholders may sell their common stock from time to time at prevailing market prices.

          Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “WYDY.OB.” On December 28, 2005, the closing price as reported was $.93.

          The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock.

          INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE [10] OF THIS PROSPECTUS BEFORE INVESTING.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 5, 2006

          You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Who’s Your Daddy, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us” and “our”, refer to “Who’s Your Daddy”., unless the context otherwise requires. Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock. On August 16, 2004, we completed a six for one forward stock split. On March 14, 2005, the we completed a one for five reverse stock split. All share and per share amounts included in this prospectus have taken both the forward split and reverse split into account unless otherwise noted.

Who’s Your Daddy, Inc.

          We were incorporated in the State of Nevada on October 12, 2000, under the name Cogen Systems Inc. We changed our name to Snocone Systems, Inc. on December 6, 2001. On April 13, 2005, we changed our name to Who’s Your Daddy, Inc. from Snocone Systems Inc. We are in our early developmental stage. From our inception through December 31, 2005, our activities have been organizational, directed at raising our initial capital, engaging in research and development and developing our business plan.

          On April 1, 2005, we entered into an Agreement and Plan of Merger with Who’s Your Daddy, Inc., a California corporation. In consideration for issuing four million, five hundred thousand (4,500,000) restricted shares of our common stock to Who’s Your Daddy’s stockholders, Who’s Your Daddy, Inc. became a wholly owned subsidiary of the Company. Who's Your Daddy designs and licenses a variety of products centered around its trademarks applied for brand, "Who's Your Daddy", which we believe appeals to young men and sports fans who strive for "style with authority".

          On June 12, 2005, the Company acquired all of the issued and outstanding shares of Pharb University Brand, Inc. (“Pharb”), a company incorporated in Delaware, for a total of one million (1,000,000) restricted shares of the Company’s common stock. The Pharb over the cover anti-hangover product has been distributed in 55,000 locations nationwide, including Wal-Mart and 7-11. The Company intends to re-brand the Pharb product as “Who’s Your Daddy - The Ultimate Hangover Relief Medicine” by Pharb. Under its prior owner, the Pharb product achieved over $12.4 million in revenue in 2004.

          Our focus is to commercially exploit the “Who's Your Daddy” brand. We seek to maintain the edge, energy and humor behind the Who's Your Daddy brand while continuing to build brand awareness and recognition. We expect the WYD brand to be positioned in mass-market retail outlets, offering cutting edge designs with a high quality product at mass market prices. The Who's Your Daddy target market includes young adult males, sports fans and gift buyers for these groups. As part of the Who's Your Daddy strategy, Who's Your Daddy has developed products and events that appeal to these groups and we continue to assess opportunities to expand their products and markets. While working on introducing a current product line into wider retail distribution, Who's Your Daddy is expanding the current product line at existing retail locations to include women, junior and toddler lines.

          Our headquarters are located at 3131 Camino del Rio North, Suite 1650, San Diego, California 92108 and our telephone number at that address is (619) 284-4807.

The Offering

Common Stock offered	Up to an aggregate of 3,040,117 shares(1)

Common Stock outstanding	17,703,694 (1)(2)

Use of proceeds

We will not receive any proceeds from the sale of the 3,040,117 shares of common stock subject to resale by the selling stockholders under this prospectus, except upon (i) any exercise of the stock purchase warrants issued to AJW Partners, LLC and certain of its affiliates or their registered assigns and upon (ii) any exercise of the stock purchase warrants issued to Around the Clock Partners, LP. However, AJW Partners, LLC and certain of its affiliates or their registered assigns will be entitled to exercise such warrants on a cashless basis if the shares of common stock underlying the stock purchase warrants are not then registered pursuant to an effective registration statement. In such event, we will not receive any proceeds from the exercise of the stock purchase warrants. When this registration statement becomes effective the basis for any cashless exercise would be eliminated. The proceeds from the exercise of such warrants, if any, will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.
OTC Bulletin Board
ticker symbol	WYDY.OB

(1)

Includes (i) outstanding callable secured convertible notes in the aggregate principal amount of $1,750,000 and 926,170 warrants issued by us as of April 29, 2005 or as of October 5, 2005, as applicable, to AJW Partners, LLC, and certain of its affiliates or their registered assigns, all of which are convertible into or exercisable for an aggregate of 2,676,170 of our shares of common stock (includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments), and (ii) 328,947 shares of common stock paid for by Around the Clock Partners, LP and 35,000 warrants issued by us as of October 20, 2005 to Around the Clock Partners, LP.

(2)	Includes 14,663,577 of our issued and outstanding shares of our common stock.

          To obtain funding for the purpose of payment of general corporate and operating purposes, we entered into a Securities Purchase Agreement with AJW Partners, LLC, and its affiliates, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC dated as April 29, 2005 for the sale of: (i) $3,750,000 in callable secured convertible notes and (ii) stock purchase warrants to buy an aggregate of 2,628,505 shares of our common stock. The Securities Purchase Agreement was amended on October 5, 2005 to limit the amount of convertible notes to $1,750,000 and warrants to 926,170. This prospectus relates in part to the resale of the common stock underlying these callable secured convertible notes and stock purchase warrants.

          Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

TERMS OF CALLABLE SECURED CONVERTIBLE NOTES, AS AMENDED

          We entered into a Securities Purchase Agreement with four accredited investors as of April 29, 2005 for the sale of (i) $3,750,000 in callable secured convertible notes and (ii) warrants to buy 2,628,505 shares of our common stock. The investors were originally obligated to provide us with an aggregate of $3,750,000 in three tranches as follows:

•	$1,250,000 was disbursed on April 29, 2005;

•	$1,250,000 was to be disbursed within five days of the filing of this registration statement; and

•	$1,250,000 was to be disbursed within five days of this registration statement being declared effective.

          Accordingly, we received total gross proceeds of $1,250,000 pursuant to the Securities Purchase Agreement. After deducting expenses of $50,000, prepaid interest of $50,000 and escrow of $20,000 for the payment of key man life insurance we received net proceeds of $1,130,000, we may be required to pay additional expenses from the net proceeds. The funds from the sale of the callable secured convertible notes were to be used for business development purposes, business acquisitions, and working capital needs.

          The callable secured convertible notes bear interest at 8% (unless our common stock is greater than $1.3375 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our common stock, at the investors’ option, at a conversion price, which is the lesser of (a) $1.00 per share or (b) the product of (i) .60 times (ii) the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion.

          Under the Securities Purchase Agreement and the Stock Purchase Warrants, we originally committed to issue an aggregate of 2,628,505 warrants to purchase common stock at a price of $1.50 per share. On April 29, 2005, we issued warrants to purchase 876,170 shares of our common stock. The warrants are exercisable until five years from the date of issuance.

          The conversion price of the callable secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders’ position.

          Upon the occurrence of an event of default, the callable secured convertible notes become immediately due and payable and we will pay an amount equal to (i) the “Default Sum”; or (ii) the “Parity Value” of the Default Sum, in each case as set forth in the callable secured convertible notes, plus and all other amounts payable under the callable secured convertible notes (the “Default Amount”). The holder of the notes may require us to issue, in lieu of the Default Amount, the number of shares of our common stock equal to the Default Amount divided by the Conversion Price then in effect. We have the right to redeem the callable secured convertible notes under certain circumstances.

          On October 5, 2005 the Securities Purchase Agreement was amended so that the Company will issue to the four accredited investors five-year warrants (the “Amendment Warrants”) to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share. Further the four accredited investors agreed to complete the “Subsequent Investment” described in Section 4(l) of the Purchase Agreement except that the aggregate principal amount of the “Filing Notes” to be purchased will be $500,000, no additional warrants will be issued and the Company has received $500,000 on filing of this registration statement.

          The Company further agreed to repay the Notes by payment to the four accredited investors of an aggregate of $2,450,000 (the “Repayment Amount”). The Company will pay to the four accredited investors an aggregate of $136,111 monthly for eighteen months, beginning 60 days after execution of the Agreement. The effective interest rate associated with the Repayment Amount under the callable secured convertible notes, as amended, is approximately forty-one (41%) percent per annum.

          The Company agreed to pay a penalty to the four accredited investors of 0.5% per day of the late monthly payment for any such late monthly payments, which amounts will not begin to accrue until following expiration of a thirty-day cure period. If the Company is in negotiation for additional capital to make the monthly payment, the four accredited investors will allow give the Company an additional thirty-day cure period. Following receipt of the final payment, all of the following agreements will be terminated: The Purchase Agreement, the Notes, the Stock Purchase Warrants issued by the Company to each of the Holders on April 29, 2005 (the “Warrants”), the Security Agreement dated

April 29, 2005 between the Company and the Holders, the Intellectual Property Security dated April 29, 2005 between the Company and the Holders, the Registration Rights Agreement between the Company and the Holders dated April 29, 2005 and the Guarantee and Pledge Agreement dated April 29, 2005 (collectively, the “Terminated Agreements”). The Amendment Warrants would remain outstanding. However, during the eighteen-month repayment period, so long as the Company is current on its payments to the Holders, the Holders agree that they will not convert any of the Notes nor exercise any of the Warrants, inclusive of the Amendment Warrants.

          A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits to our Current Report on Form 8-K, Reports Dated April 29, 2005 and October 7, 2005.

          We also entered into a Securities Purchase Agreement as of October 20, 2005 with Around the Clock Partners, LP for the purchase of (i) 328,947 shares of common stock for an aggregate purchase price of $250,000 and (ii) warrants to buy 35,000 shares of our common stock, for five years at a per share purchase price of $1.25. A complete copy of this Securities Purchase Agreement and Common Stock Purchase Warrant are filed with the SEC as exhibits to this registration statement.

SUMMARY FINANCIAL INFORMATION

          The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Nine Months Ended September 30, 2005 (Unaudited)	For the Nine Months Ended September 30, 2004 (Unaudited)	For the Year Ended December 31, 2004 (Audited)	For the Year Ended December 31, 2003 (Audited)

Gross Profit	37,415	0	0	0

Operating expenses	3,491,989	115,577	1,171,900	165,526

Interest expense	47,485	0	18,306	0

Provision for income taxes	0	0	0	0

Loss from continuing operations	(3,502,059)	(115,577)	(1,190,206)	(165,526)

Loss on disposal of technology	(402,600)	0	0	0

Net loss	($3,904,659)	($115,577)	($1,190,206)	(165,526)

Net loss per share - basic and diluted	($0.35)	($0.04)	($0.14)	($0.03)

Weighted average of shares of Common Stock outstanding	11,152,286	2,692,386	8,552,842	6,201,323

Condensed Consolidated Balance Sheet Data

	As of September 30 ,2005 (Unaudited)	As of September 30, 2004 (Unaudited)	As of December 31, 2004 (Audited)	As of December 31, 2003 (Audited)

Cash and cash equivalents	1,796	654	1,455	1,042

Total assets	864,542	136,793	409,105	66,042

Working capital (deficiency)	(2,214,552)	74,888	(103,941)	6,435

Current liabilities	2,262,906	61,905	110,446	59,607

Total Liabilities	2,788,163	61,905	110,446	59,607

Stockholders’ equity (deficit)	($1,923,621)	74,888	298,659	6,435

RISK FACTORS

          You should carefully consider the risks described below before buying shares of our common stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future.

RISKS RELATED TO OUR BUSINESS

          WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

          Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent Registered Public Accounting Firm has indicated that in its report on our 2004 financial statements that our recurring losses from operations and our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will lose your investment in the shares you acquire in this offering.

          WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT MORE DIFFICULT FOR INVESTORS TO EVALUATE US.

          We were incorporated in October, 2000. From our inception through December 31, 2004, our activities have been organizational, directed at raising our initial capital, engaging in research and development and developing our business plan. Accordingly, we have a limited operating history upon which an investor may evaluate our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets. If we are unable to effectively allocate our resources, we may be unable to execute our strategy of developing our business.

          WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR GROWTH, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS OPERATIONS.

          Our ability to manage our growth depends in part upon our ability to develop and expand operating, management, information and financial systems, and production capacity, which may significantly increase our future operating expenses. If we are unable to manage our growth successfully this failure could have a material adverse effect on our business, financial condition and results of operations. We will also not be able to successfully implement our business model if we fail to manage our growth.

          WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

          We incurred losses in fiscal 2004 of $1,190,206. We also incurred losses in the first nine months of fiscal 2005 of $1,877,519. As of December 31, 2004, we had a working capital deficit of $103,941. As of September 30, 2005, we had a working capital deficit of $2,214,552. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. As a result, we may not be able to generate profits in 2005 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

          OUR LEVEL OF INDEBTEDNESS MAY AFFECT OUR BUSINESS.

          Our level of indebtedness could have important consequences for our operations, including:

•

We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities;

•	Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and

•	Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy.

          We plan to utilize debt and/or equity financings, as well as revenues from our energy drink, product lines and the Pharb Hangover Relief medicine, to obtain the funds to pay our expenses and to pay principal and interest on our debt. We currently have long-term debt of almost $2,000,000 and our monthly payments, beginning in December, 2005, are $144,111. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, and borrow more money or issue additional equity.

          WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

          We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. We have been able to incur and pay our expenses and costs by increasing accounts and loans payable. We had a working capital deficiency of $2,214,552 as of September 30, 2005, and $103,941 as of December 31, 2004. We raised gross proceeds of $1.25 million in April 2005 through the sale of three-year callable secured convertible notes and a five year stock purchase warrants to AJW Partners, LLC and certain of its affiliates. An additional $900,000 was obtained in October, 2005. We will require at least another $3,000,000 in financing and there can be no assurances that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

          WE DEPEND ON OUR INTELLECTUAL PROPERTY, AND IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO COMPETE AND OUR BUSINESS MAY FAIL.

          We believe that the protection of our intellectual property rights is, and will continue to be, important to the success of our business. Concerning our Who’s Your Daddy brand, Who’s Your Daddy, Inc., prior to the merger in April, 2005, had filed numerous trademark applications with the United States Patent and Trademark Office for various international product and service classes. Who’s Your Daddy, Inc. had also filed a trademark application in Europe (which comprises the 25 countries of the European Community). We will continue to prosecute these applications. On November 1, 2005, the U.S. Patent and Trademark Office awarded Who’s Your Daddy with U.S. Service Mark Registration No. 3,011,493, and on December 8, 2004, the Office for Harmonization in the Internal Market awarded Who’s Your Daddy with Community Trade Mark Registration No. 3303765. To date, no other trademark applications have been approved.

          A competitor, Who’s Ya Daddy, Inc. has registered “Who’s Your Daddy” with the United States Patent and Trademark Office. We are currently a party defendant to a legal proceeding with this competitor. For more information about this matter, see the description of the action under the heading “LEGAL PROCEEDINGS”.

          If the protection of our trademarks and proprietary rights is inadequate, our brand and reputation could be impaired and we could lose customers. The steps we take to protect our proprietary rights may be inadequate. We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary information and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

          WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

          Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. In this regard, we have entered into five-year employment agreements with Dan Fleyshman and Edon Moyal, two of our executive officers. If we were to lose their services, our business could be materially adversely affected. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

          WE FACE INTENSE COMPETITION

          We face competition from entities with far more substantial financial and human resources. Our branded products are subject to extensive competition by numerous domestic and foreign companies with respect to energy drinks, clothing and accessories. Such competitors with respect to energy drinks include the makers of Red Bull, Rock Star, and Monster drinks. Such competitors with respect to licensing of our Who’s Your Daddy brand include Cherokee, Inc., No Fear and ODM, which license their many brands for products competitive with Who’s Your Daddy products.

          The fashion industry is a highly competitive industry with low barriers to entry. We compete with many apparel manufacturers and distributors and many well-known designers. And because we are a development stage company, they have substantially greater resources than we do and some of whose products are priced lower than ours. Our licensed apparel and accessories compete with many designer and non-designer lines and well-known brands. Within each of our geographic markets, we also face significant competition from global and regional branded apparel companies, as well as retailers that market apparel under their own labels. These and other competitors pose significant challenges to our market share in our existing major United States and foreign markets. In addition, our larger competitors may be better able than we to adapt to changing conditions that affect the competitive market. Also, our industry has low barriers to entry that allows for the introduction of new products or new competitors at a faster pace. Any of these factors could result in reductions in sales or prices of Who’s Your Daddy branded products and could have a material adverse effect on our results of operations and financial condition.

          The worldwide apparel industry is characterized by constant product innovation due to changing consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to continuously develop, market and deliver innovative and stylish products at a pace, intensity, and price competitive with other brands in our segments. In addition, we must create products that appeal to multiple consumer segments at a range of price points. Any failure on our part to regularly and rapidly develop innovative and stylish products and update core products could:

•	imit our ability to differentiate, segment and price our products;

•	adversely affect retail and consumer acceptance of our products;

•	limit sales growth; and

•	leave us with a substantial amount of unsold inventory, which we may be forced to sell at distressed prices.

          The importance of product innovation and market responsiveness in apparel requires us to continue to shorten the time it takes us to bring new products to market, strengthen our product development and commercialization capabilities, rely more on successful commercial relationships with third parties such as design, fiber, fabric, and finishing providers and compete and negotiate effectively for new technologies and product components.

          SOME OF OUR BRANDED PRODUCTS ARE SUBJECT TO APPAREL RETAILING CYCLES

          The apparel industry is a cyclical industry heavily dependent on the overall level of consumer spending, with purchases of apparel and related goods tending to decline during periods when disposable income is low, but also declining at other times. A difficult retail environment could result in higher than normal levels of promotional sales by us, thereby reducing our gross profit margins.

RISK FACTORS RELATIVE TO PHARB’S HANGOVER RELIEF MEDICINE

          OUR PHARB HANGOVER RELIEF MEDICINE HAS NO PATENT PROTECTION

          In June, 2005, we acquired the rights to “The Ultimate Hangover Relief” - an FDA approved over-the-counter medicine designed to provide relief from the symptoms of hangovers. The formulation of this product, we believe, is not proprietary and is not protected by any patent. Any third party, accordingly, can independently develop and market the same or similar product; such a circumstance would have an adverse affect on the Company’s sale of this product.

          OUR PHARB HANGOVER RELIEF MEDICINE IS SUBJECT TO GOVERNMENT REGULATION

          Our Pharb Hangover Relief medicine was approved by the U.S. Food and Drug Administration (“FDA”), but, nevertheless, continues to be subject to the ongoing regulation of this Agency. Thus, if the FDA discovers a problem with our product, it could impose marketing restrictions and/or require us to withdrawal this product from the market. Such an event would have an adverse affect on the Company.

RISKS RELATED TO HOLDING OUR SECURITIES

          IF WE FAIL FOR ANY REASON TO REPAY THE REPAYMENT AMOUNT UNDER THE OCTOBER, 2005 AMENDMENT TO THE ORIGINAL SECURITIES PURCHASE AGREEMENT, OUR OBLIGATIONS UNDER THE ORIGINAL SECURITIES PURCHASE AGREEMENT WOULD BE REINSTATED, WHICH COULD RESULT IN LEGAL ACTION BEING COMMENCED AGAINST US.

          As of April 29, 2005, we entered into a Securities Purchase Agreement involving the sale of an aggregate of $3,750,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 2,628,505 shares of our common stock. The callable secured convertible notes are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock.

          On October 5, 2005 this Securities Purchase Agreement was amended so that the Company will issue to the four accredited investors five-year warrants (the “Amendment Warrants”) to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share. Further the four accredited investors agreed to complete the “Subsequent Investment” described in Section 4(l) of the original Securities Purchase Agreement concerning the second and third $1.25 million tranches for the purchases of callable secured convertible notes, except that (i) the aggregate principal amount of the “Filing Notes” to be purchased will be $500,000 (instead of $1.25 million); and (ii) no additional warrants will be issued. The Company received $500,000 on filing of this registration statement. The Company further agreed to repay the Notes by payment to the four accredited investors of an aggregate of $2,450,000 (the “Repayment Amount”). The Company will pay to the four accredited investors an aggregate of $136,111 per month for eighteen months, beginning December, 2005. Following receipt of the final payment, all of the original agreements will be terminated and four accredited investor will retain 50,000 warrants.

          However, in the event of default and the failure of the Company to cure such default within the prescribed time period, the original Securities Purchase Agreement will be reinstated. Under the original Securities Purchase Agreement, a default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holders, or our failure to timely to have this registration statement declared effective could require the early repayment of the callable secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the callable secured convertible notes would in such event be converted into shares of our common stock, in accordance with the terms of the callable secured convertible notes.

          If we are required to repay the callable secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the callable secured convertible notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

          IF THERE IS AN EVENT OF DEFAULT AND IF HOLDERS OF THE NOTES REQUIRE THE COMPANY TO ISSUE THE NUMBER OF SHARES EQUAL TO THE DEFAULT AMOUNT, THE SALE OF SUCH SHARES BY THE SELLING STOCKHOLDERS COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

          Upon an event of default under the Securities Purchase Agreement, as amended, the callable secured convertible notes become immediately due. In lieu of requiring us to pay the Default Amount described in the Securities Purchase Agreement, as amended, the holder of the notes could require us to issue the number of shares of our common stock equal to the Default Amount divided by the Conversion Price then in effect. The significant downward pressure on the price of our common stock as the selling stockholders convert and sells material amounts could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion of the callable secured convertible notes or exercise of the warrants, but also the mere perception that these sales could occur, may adversely affect the market price of our common stock.

          THE ISSUANCE OF SHARES UPON CONVERSION OF THE CALLABLE SECURED CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

          In the event of default, the issuance of our shares of common stock upon conversion of the callable secured convertible notes and exercise of the warrants would result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion.

          The following chart illustrates the dilutive effect of the issuance of shares of our common stock upon conversion of the callable secured convertible notes based on various assumed market prices for shares of our common stock and the concomitant conversion price:

Default Amount	Market Price	Conversion Price*	# of Shares Issued upon Conversion***	% of Outstanding Shares of Common Stock**

$2,450,000	$1.00	$.60	4,083,333	21.78

$2,450,000	$.75	$.45	5,444,444	27.08

$2,450,000	$.50	$.30	8,166,666	36.74
*	The lesser of (a) $1.00 or (b) the product of (i) .60 times the Market Price.
**	Based on 14,663,577 shares of our common stock being outstanding prior to conversion.
***	Number of shares issued upon conversion is quotient of (i) the Default Amount divided by the Conversion Price.

          As noted in the footnote to the above table, the conversion price under the callable secured convertible note is the lesser of (a) $1.00 or (b) the product of (i) .60 times the Market Price, as that term is defined under such note. Thus, if the Market Price of the Company’s common stock declines, the holder of the note is entitled to receive more shares of the Company’s common stock upon conversion of its notes.

          The conversion price of the callable secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders’ position.

          Although the selling stockholders may not convert their callable secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then subsequently converting the remainder of their holdings. In this way, the selling stockholders may sell more than 4.99% while never holding more than the foregoing limit at any one time. There is no upper limit on the number of shares that may be issued which may in effect further dilute the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

          OUR COMMON STOCK IS CONSIDERED TO BE A "PENNY STOCK."

          Our common stock is considered to be a "penny stock" because it meets one or more of the definitions in Rule 3a51-1 and Rules 15g-2 through 15g-6 promulgated under the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

          BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

          Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

          WE HAVE THE RIGHT TO ISSUE UP TO 20,000,000 SHARES OF “BLANK CHECK” PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OR OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

          We may issue up to 20,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock but we are in the process of issuing 1,000,000 shares of preferred stock to each of the President, Chief Executive Officer, and Executive Vice President of the Company. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

          OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

          Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

          The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	loss of a key relationship or failure to complete significant transactions;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

          In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

          MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

          Assuming all of the 3,040,117 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling stockholders are sold, we would have 3,040,117 shares that are freely tradable without the requirement of registration under the Securities Act of 1933, as amended. 9,993,581 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933, as amended, and 4,669,993 remaining shares are a part of the public float for a total of 17,703,691 shares. Of these shares, 2,315,750 are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

          Restricted securities may only be publicly sold pursuant to a registration under the Securities Act of 1933, as amended, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933, as amended. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates’ shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

          WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

          We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

Special Note Regarding Forward-Looking Statements

          This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders, except we will receive the sale price of any common stock we sell to (i) AJW Partners, LLC and certain of its affiliates or their registered assigns, and (ii) Around the Clock Partners, LP, upon the exercise of warrants held by them. However, AJW Partners, LLC and certain of its affiliates or their registered assigns will be entitled to exercise such warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement, such as this registration statement. In such event, we will not receive any proceeds from the exercise of the warrants. In addition, we have received gross proceeds of $1,250,000 from the sale of the callable secured convertible notes and the investors have provided us with an additional $500,000 on filing of this registration statement. The proceeds received from the sale of the callable secured convertible notes will be used for payment of general corporate and operating purposes, including product development and enhancements, sales and marketing efforts and payment of consulting and legal fees.

          We have used the proceeds from the sale of 328,947 shares of our common stock to Around the Clock Partners, LP, and will use the proceeds from any exercise of their warrants, for payment of general corporate and operating purposes.

MARKET FOR OUR SHARES

          Our common stock is quoted on the OTC Bulletin Board under the symbol, “WYDY.OB”. Our shares of common stock began trading on the OTC Bulletin Board effective August 17, 2004.

          The following table contains information about the range of high and low bid prices for our common stock for each quarterly period indicated since our common stock began trading based upon reports of transactions on the OTC Bulletin Board.

	Low Bid	High Bid
Fiscal Quarter End
September 30, 2004	$0.10	$1.19
(Post 5 for 1 Reverse Split)	$0.50	$5.95
December 31, 2004	$0.67	$1.84
(Post 5 for 1 Reverse Split)	$3.35	$9.20
March 31, 2005	$.49	$4.20
June 30, 2005	$.40	$2.40
September 30, 2005	$.82	$2.00

          The source of these high and low prices was the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

          The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On December 28, 2005, the closing bid price of our common stock as reported by the OTC Bulletin Board was $0.93 per share.

HOLDERS

          As of December 15, 2005, there were approximately 107 stockholders of record of our common stock.

DIVIDEND POLICY

          Holders of common stock are entitled to receive dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The board of directors has sole discretion to determine: (i) whether to declare a dividend; (ii) the dividend rate, if any, on the shares of any class of series of our capital stock, and if so, from which date or dates; and (iii) the relative rights of priority of payment of dividends, if any, between the various classes and series of our capital stock. We have not paid any dividends and do not have any current plans to pay any dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Forward-Looking Statements

          The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition, at December 31, 2004, our prior auditors, Morgan & Company, our Independent Registered Public Accounting Firm, raised substantial doubt about our ability to continue as a going concern.

          This filing contains forward-looking statements. The words "anticipated," "believe," "expect," "plan," "intend," "seek," “estimate,” “project,” "will," "could," "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

BUSINESS OUTLOOK
RESULTS AND PLAN OF OPERATIONS

          The following discussion should be read in conjunction with the financial statements included herein. Certain statements contained herein may constitute forward-looking statements, as discussed above. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Plan of Operation

          The Company’s previous business plan was to develop the services for the SMSofficePools.com business and the RISKeye Mobile Viewing and Surveillance Technology. In the quarter ended June 30, 2005, the contracts with TwentyTen Investments Corp. and Riskebiz Internet Services Inc. were terminated. TwentyTen and Riskebiz agreed to return the common shares issued in 2004. In consideration of the termination of the contract and work performed to date by TwentyTen and Riskeye, the Company issued to TwentyTen Investments 40,000 common shares (which represents 10% of the 400,000 shares originally issued), and, issued to Riskeye Internet Services 20,000 common shares (which represents 10% of the 200,000 shares originally issued.)

          The Company has refocused its business plan of the development of licensing and sale of products based on brands and products it has recently acquired. On April 1, 2005 the Company completed an Agreement and Plan of Merger with Who’s Your Daddy, Inc. for four million, five hundred thousand (4,500,000) restricted shares of our common stock. WYD designs and licenses a variety of products centered around its trademark protected brand, “Who's Your Daddy”, which appeals to young men and sports fans who strive for “style with authority”. WYD holds trademark registrations to “Who's Your Daddy” in the United States for products and services that are not the subject of the Who’s Ya Daddy litigation and in Europe. In addition, WYD holds multiple trademark applications to “Who’s Your Daddy” in the United States, Japan and Mexico and is in the process of obtaining trademark registrations in those countries.

          A competitor, Who’s Ya Daddy, Inc. has registered “Who’s Your Daddy” with the United States Patent and Trademark Office. We are currently a party defendant to a legal proceeding with this competitor. Based on the status of our negotiations in this legal proceeding, we do not believe that the resolution of this matter will hinder our ability to use the "Who's Your Daddy" name in connection with our products. For more information about this matter, see the description of the action under the heading “LEGAL PROCEEDINGS”.

          The business strategy behind “Who's Your Daddy” focuses on maintaining the edge, energy and humor behind the WYD brand while continuing to build brand awareness and recognition. The WYD brand is uniquely positioned in mass-market retail outlets, offering cutting edge designs with a high quality product at mass market prices. The WYD target market includes young adult males, sports fans and gift buyers for these groups. As part of the WYD strategy, WYD has developed products and events that appeal to these groups and continues to assess opportunities to expand their products and markets into retail locations and to include women, junior and toddler lines. Additionally, the WYD brand is was expanded to include an energy drink, the “King of Energy”, for which the Company began sales in the third quarter of 2005. During the 4th of July weekend, testing was done on the “King of Energy” drink in several San Diego stores. The results showed that our product outsold many of the name-brand drinks. Further, there has been an enthusiastic and positive response to our “King of Energy” drink at the two Nascar events we have been a part of. Based on these and other events, we believe that the Who’s Your Daddy, Inc “King of Energy” drink will be a success for the Company in terms of brand awareness and mass retail awareness.

          On June 12, 2005, the Company completed an Agreement and Plan of Merger with Pharb University Brand, Inc. (“Pharb”) whereby we acquired all of the capital stock of Pharb in exchange for one million (1,000,000) restricted shares of the Company’s common stock. Pharb owns “The Ultimate Hangover Relief” - an FDA approved over-the-counter medicine designed to provide relief from the symptoms of hangovers. The Pharb product has been distributed in 55,000 locations nationwide, including Wal-Mart and 7-11. The Company intends to re-brand the Pharb product as “Who’s Your Daddy - The Ultimate Hangover Relief Medicine” by Pharb. Under its prior owner, the Pharb product achieved over $12.4 million in revenue in 2004. The Company revenues from this product are expected to begin toward the end of the first quarter of 2006 or in the second quarter of 2006. The Company cannot assure that the revenues for the Pharb product as distributed by the Company and its affiliated companies will meet or exceed the revenues achieved in the past.

          To date, the Company’s activities have been primarily organizational, directed at acquiring its principal assets, raising its initial capital and developing its business plan. In order to implement our plan of operations over the next twelve months, we will need to accomplish the following: (1) secure contracts with at least two national chains for our “King of Energy” drink, (2) complete the rebranding of our “Ultimate Hangover Relief Medicine” by Pharb and generate monthly revenues of at least $1,000,000 and (3) secure several substantial contracts for our clothing and other product lines in the United States and abroad.

Liquidity and Capital Resources

          The Company remains in the development stage, and the Company’s balance sheet at September 30, 2005 has a Stockholders’ Deficiency of $1,923,621 (Equity $298,659 at December 31, 2004).

          The Company has been able to pay its expenses and costs through the increase in its accounts and loans payable. The Company had a working capital deficiency of $2,214,552 as of September 30, 2005, and $103,941 as of December 31, 2004.

          Please refer to the Company’s most recent audited financial statement as filed in the Company’s 10-KSB for the year ended December 31, 2004 and filed with the SEC on April 22, 2005

          The Company plans to utilize debt and/or equity financings, as well as revenues from its energy drink, product line and the Pharb Hangover Relief medicine, to fund its short-term and long-term growth. The availability of future financing will depend on market conditions. A portion of the funds may be used to grow the business through acquisition of other businesses.

          The forecast of the period of time through which the Company's financial resources will be adequate to support operations is a forward-looking statement that involves risks and uncertainties. The actual funding requirements may differ materially from this as a result of a number of factors including plans to rapidly expand its new operations. There can be no assurance that the Company will be able to continue as a going concern or achieve material revenues or profitable operations.

Off Balance Sheet Arrangements

          We do not have any off balance sheet arrangements.

Legal Contingencies

          We may be subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to the environment, labor, product liability, and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is based on a careful analysis of each individual issue with the assistance of outside legal counsel. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters. As of the date of this prospectus, aside from the civil action described below in LEGAL PROCEEDINGS in which we are a defendant, there are no outstanding legal proceedings, nor are there any reserves established.

Critical Accounting Policies

          Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates that affect the reported amounts of assets, liabilities and expenses. We evaluate our estimates on an ongoing basis, including estimates for income tax assets and liabilities and the impairment of the value of investments. We base our estimates on historical experience and on actual information and assumptions that are believed to be reasonable under the circumstances at that time. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant estimates used in the preparation of its financial statements.

Accounting for Income Taxes

          Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry-forwards for income tax purposes of approximately $1,417,000 at December 31, 2004. The Company has established a 100% valuation allowance against this deferred tax asset, as the Company has no history of profitable operations.

Impairment of Investment

          We review estimates of the value of our investments each reporting period and record an impairment loss to the extent that management believes that there has been an impairment to the carrying value. Our calculation of the impairment on the acquisition of Who’s Your Daddy, Inc., a California corporation (“Who's Your Daddy (CA)”), was calculated as follows:

Issuance of 500,000 restricted shares of Registrant’s common stock for acquisition of Who's Your Daddy (CA) at a value of $300,000 or $.60 per share.

Purchase Consideration:
Shares issued	$300,000
Estimated legal and professional costs incurred
in connection with the acquisition	150,000
Cash acquired	(4,116)
Total Purchase Consideration	445,884

Preliminary Estimated Fair Value of Net Assets Acquired:
Tangible assets acquired, net of cash	60,858
Liabilities assumed	(798,908)
Total Estimated Fair Value of Net Assets Acquired	(738,050)

Acquisition Goodwill
Excess of purchase consideration over preliminary
fair value of net assets acquired	$1,183,934

Initially Calculated Acquisition Goodwill	$1,183,934

Additional Expenses Incurred	432,352

Adjust to value of net assets	(300,000)

Impairment Loss at September 30, 2005	($1,316,259)

Recent Accounting Pronouncements

i.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46 (R) is required in financial statements of public entities that have public interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. The Company believes that the adoption of this standard will have no material impact on its financial statements.

ii.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.” The statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

iii.	In December 2004, the FASB issued a revision to Statement No. 123, Accounting for Stock-Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock

Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25’s intrinsic value method of accounting and instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification.

For public entities that file as small business issuers, the effective date of the revised Statement is as of the beginning of the next fiscal year that begins after December 15, 2005. The Company currently uses the intrinsic value method. If the Company had recognized share-based compensation and payment, compensation would have increased by $6,210,000 and capital acquisition costs would have been incurred for $1,250,000 ($.56 and $.11 per share for the nine months ended September 30, 2005)

BUSINESS

Organization

          We were incorporated in the State of Nevada on October 12, 2000, under the name Cogen Systems Inc. We changed our name to Snocone Systems, Inc. on December 6, 2001. We are in our early developmental stage. From our inception through December 31, 2004, our activities have been organizational, directed at raising our initial capital, engaging in research and development that has not provided us with a commercially viable product or service and developing our business plan.

Background

          As detailed below, from October, 2000 to September, 2003, the Company was raising money and using the little money it received to engage in research and development and a market feasibility study on the commercial viability of certain software and intellectual property. Based on the results of this market feasibility study, the Company changed its direction and abandoned the software applications due to changes in the marketplace. The Company then looked for new software opportunities to acquire and develop.

          On October 12, 2000, we acquired the ownership rights to certain software and intellectual property. Under the terms of the Agreement and Assignment of Intellectual Property Rights, we issued three million six hundred thousand shares (3,600,000) for a value of three thousand ($3,000) dollars. Our business plan was to produce and sell this software, and related products and services, to specific target markets. The software, intended for computer analysis of genomic and proteomic databases, was expected to be useful to genetic researchers, research institutes, biotech firms, universities and other similar types of customers.

          In September of 2003, we signed an agreement with RBM Financial, Inc. and TwentyTen Investments, contracting out the job of identifying the financial viability of this software in terms of generating revenue, and also to explore alternative technologies that would bring us revenues. Through this agreement, we began developing other software, reviewing additional technology available for purchase and exploring the potential of providing genomic data for flora and fauna research. Through December 31, 2004, we paid $100,000 to RBM Financial, Inc. and TwentyTen Investments. We did not obtain any revenues from the exploitation of this software and related products and services.

          On May 17, 2004, we entered into a Content Distribution and Revenue Share Agreement with TwentyTen Investments for which TwentyTen Investments received 400,000 shares of restricted common stock. Under the agreement, we received $40,000 from TwentyTen Investments to cover basic operating costs of the SMS OfficePools.com application during the year.

          SMS Office Pools is a real-time sports and entertainment wireless web service located at http://www.smsofficepools.com. We believed that the customer base included individual fans, "poolies", corporate entities, telecommunication companies and sponsors. In exchange for a flat monthly fee, users could access the SMSOfficePools.com on line service which includes professional hockey, football, auto racing, real-time SMS scoring alerts, and mobile access to pool standings. Due to the National Hockey League Lockout, SMS Office Pools was not able to generate the revenue we had anticipated beginning in October, 2004.

          On April 21, 2005, the parties mutually agreed to terminate the Content Distribution and Revenue Share Agreement. TwentyTen Investments has returned to us the 400,000 shares of common stock issued to them. In consideration of the termination of this agreement and work performed to date by TwentyTen Investments, we issued to TwentyTen Investments 40,000 common shares (which represents 10% of the 400,000 shares issued).

          On October 13, 2004, we signed a licensing agreement with FitBeautiesMag.com to use our Mobile Video Streaming Service for FitBeautiesMag's web service. We obtained a non-exclusive licensing agreement for a period of one year. We would provide all the system integrations required to enable FitBeautiesMag's expansion into the mobile video streaming and monitoring marketplace. In exchange for providing this system integrations work, we would have a share of the net revenues and fees generated for the application. We incurred no costs and earned no revenue in connection with this arrangement.

          On October 29, 2004, we entered into an Asset Purchase Agreement with Riskebiz Internet Services Inc. (“Riskebiz”). The president and majority owner of Riskebiz had been one of our officers and one of our directors. The Agreement granted us the exclusive, perpetual, worldwide right to publish, market, advertise, promote, distribute, manufacture, sublicense, vend and otherwise use the Assets, known as RISKeye Mobile Viewing and Surveillance Technology (“RISKeye”), owned by Riskebiz. We issued two hundred thousand (200,000) shares of restricted common stock for the acquisition.

          The RISKeye mobile technology would allow users to monitor closed-circuit television (CCTV), webcams and remote surveillance cameras from their cell phones through Openwave's (Nasdaq: OPWV) widely used WAP 2.0 (Wireless Application Protocol) browser, enabling the application to function on a broad number of handsets worldwide without the need for client side software downloads.

          On November 29, 2004, we entered into a Revenue Sharing and Product Development agreement with Smart-Tex Communications Inc., amended January 28, 2005, whereby Smart-Tek would earn shares for “their involvement in the design, engineering, sales, manufacturing, technology and expertise with the application(s) or product(s) in partnership with the Company," and the Company would earn "50% of the revenues associated with the marketable final product". On January 28, 2005, the parties concluded that they could not identify an application or product to co-develop, produce and market so as to fulfill the agreement. The parties have agreed to review this agreement, and, therefore, we have not moved forward on any commitments to issue options or shares of our common stock.

          On April 21, 2005, the parties mutually agreed to terminate the 'RISKeye' Asset Purchase Agreement effective immediately. Riskebiz has returned to us the 200,000 shares of common stock issued for the 'RISKeye' mobile viewing technology. In consideration of the termination of the Asset Purchase Agreement and work performed to date by Riskebiz, we issued to Riskebiz

20,000 shares of common stock (which represents 10% of the 200,000 shares issued).

Our Present Focus

          On April 1, 2005, we entered into an Agreement and Plan of Merger with Who’s Your Daddy, Inc., a California corporation, whereby Who’s Your Daddy became a wholly-owned subsidiary of the Company. On April 13, 2005, a majority of the Company’s shareholders approved a change in the Company’s name to Who’s Your Daddy, Inc.

          The Who’s Your Daddy stockholders received four million, five hundred thousand (4,500,000) shares of our common stock as a condition of the merger with five hundred thousand (500,000) shares delivered at closing, and four million (4,000,000) shares delivered into an attorney trust account, with a designated escrow agent, with further instructions for the shares to be released on a dollar for dollar earn out basis, based on a monthly payout, with an agreed stock price of $1.00 per share. At such time as Who’s Your Daddy has generated $4 million in revenues, the 4,000,000 shares will have been fully delivered to Who’s Your Daddy stockholders pursuant to this agreement, and shall be deemed to be fully earned.

          Who's Your Daddy designs and licenses a variety of products centered around its trademarks applied for brand, "Who's Your Daddy", which we believe appeals to young men and sports fans who strive for "style with authority".

          Our focus is to commercially exploit the “Who's Your Daddy” brand. Who's Your Daddy products are available at several major retailers. We seek to maintain the edge, energy and humor behind the Who's Your Daddy brand while continuing to build brand awareness and recognition. We believe the Who's Your Daddy brand is uniquely positioned in mass-market retail outlets, offering cutting edge designs with a high quality product at mass market prices. The Who's Your Daddy target market includes young adult males, sports fans and gift buyers for these groups. As part of the Who's Your Daddy strategy, Who's Your Daddy has developed products and is holding events, including a model search, that appeal to these groups. While working on introducing our current product line into wider retail distribution, Who's Your Daddy is expanding distribution at existing retail locations to include women, junior and toddler lines. We are continually assessing opportunities to expand our products and market penetration.

          The Company believes that these products will not only generate revenues through licensing fees, but will also increase the intellectual value of the brand and diversify the Who's Your Daddy product line, which consists of licensing rights to the name “Who’s Your Daddy” in connection with over 300 products ranging from energy drinks to children's books. Who's Your Daddy has hired a licensing manager to seek new licensees domestically and internationally for all product categories.

          We recently entered into an oral agreement with a national retail chain to market a "Who's Your Daddy" proprietary energy drink in 5 stores in the Southern California area. If successful, we anticipate that the Southern California market will serve as a launching platform for the placement of the energy drink, known as "Who's Your Daddy," in 150 stores in the western region of the United States. The next step planned in the distribution process for the retail chain will be to distribute the energy drink nationally. The marketing and distribution of the energy drink will run concurrently with an advertising campaign to provide the exposure necessary to promote name recognition among the younger single crowd. We also intend to market its energy drink to the growing number of workout enthusiasts and athletes of all ages who we believe are looking for new and exciting brands that fit with their lifestyles.

          We have also recently completed a Who’s Your Daddy branded baby and toddler line, including bibs, pacifiers, baby carriers, diapers, clothing and toys. We will present this line to mass retail chains, convenience stores and grocery stores for entry into the market.

          On June 12, 2005, the Company acquired all of the issued and outstanding shares of Pharb University Brand, Inc. (“Pharb”), a company incorporated in Delaware, for a total of 1,000,000 restricted shares of the Company’s common stock. 500,000 shares of common stock have been issued and 500,000 shares shall be delivered within fifteen (15) days after the date the quarterly financial statements of the Company have been prepared showing that cumulative sales of Pharb’s products and/or the Company’s products sold through Pharb’s sales channels have reached $4,000,000.. A complete copy of this Agreement and related documents are filed with the SEC as exhibits to our Current Report on Form 8-K, Report Dated June 12, 2005

          On August 4, 2005, the Company entered into a Marketing and Promotion Agreement (the “Agreement”) with Rich Entertainment, Inc., a California corporation (“RE”), f/s/o Percy Miller. Pursuant to the Agreement, RE will provide certain marketing and promotion services for the Company’s “King of Energy” drink and other agreed upon products. A complete copy of the Marketing and Promotion Agreement and related documents are filed with the SEC as exhibits to our Current Report on Form 8-K, Report Dated August 4, 2005

Manufacturing and Distribution Methods, Principal Suppliers, and Major Customers

          The Company will be manufacturing and distributing its “King of Energy” drink and “The Ultimate Hangover Relief Medicine” by Pharb. In addition, we intend to enter into licensing agreements with companies to use the Who’s Your Daddy brand name in connection with the manufacture and distribution of clothing and other various merchandise. Ordinarily, such merchandise will not be produced by us. The manufacturing, distribution, and marketing of such merchandise will be the responsibility of the applicable licensee and the applicable licensee will pay us a royalty for the use of the name Who’s Your Daddy.

          The business strategy behind “Who's Your Daddy” focuses on maintaining the edge, energy and humor behind the WYD brand while continuing to build brand awareness and recognition. The WYD brand is uniquely positioned in mass-market retail outlets, offering cutting edge designs with a high quality product at mass market prices. The WYD target market includes young adult males, sports fans and gift buyers for these groups. As part of the WYD strategy, WYD has developed products and events that appeal to these groups and continues to assess opportunities to expand their products and markets into retail locations and to include women, junior and toddler lines. Additionally, the WYD brand is was expanded to include an energy drink, the “King of Energy”, for which the Company began sales in the third quarter of

2005. During the 4th of July weekend, testing was done on the “King of Energy” drink in several San Diego stores. The results showed that our product outsold many of the name-brand drinks. Further, there has been an enthusiastic and positive response to our “King of Energy” drink at the two Nascar events we have been a part of. Based on these and other events, we believe that the Who’s Your Daddy, Inc “King of Energy” drink will be a success for the Company in terms of brand awareness and mass retail awareness.

          Through entering into strategic partnerships, such as the contemplated arrangement with Mr. Miller, we hope to build brand awareness to gain access for our products with national mass market retailers. There is no assurance that any of these distribution methods will be successful.

          We do not have any principal suppliers or major customers.

Funding Our Research and Development

          To date, except with respect to the AJW Partners, LLC Securities Purchase transaction described below, we have funded our research and development primarily through the issuance of our common stock via private placements, the issuance of common stock in exchange for technology rights and services, and the issuance of our common stock to settle obligations under various loans and agreements.

          In 2003, we raised $147,700 in consideration for the private placement of our common stock, and $11,014 in loans. In 2004, we raised $161,516 via loans and received $40,000 under TwentyTen Investments’ agreement with us.

          On April 29, 2005, we entered into a Securities Purchase Agreement, dated as of April 29, 2005, by and among the Company, and four accredited investors (collectively referred to as the "Purchasers"). We authorized the sale to the Purchasers of Secured Convertible Term Notes in the aggregate principal amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000). The $3.75 million is to be funded in three parts ($1.25 million on April 29, 2005, $1.25 million upon filing the registration statement and $1.25 million upon effectiveness of the registration statement).

          On October 5, 2005 the Securities Purchase Agreement was amended so that the Company will issue to the four accredited investors five-year warrants (the “Amendment Warrants”) to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share. Further the four accredited investors agreed to complete the “Subsequent Investment” described in Section 4(l) of the Purchase Agreement except that the aggregate principal amount of the “Filing Notes” to be purchased will be $500,000, no additional warrants will be issued and the Company has received $500,000 on filing of this registration statement.

          The Company further agreed to repay the Notes by payment to the four accredited investors of an aggregate of $2,450,000 (the “Repayment Amount”). The Company will pay to the four accredited investors an aggregate of $136,111 monthly for eighteen months, beginning 60 days after execution of the Agreement. The effective interest rate associated with the

Repayment Amount under the callable secured convertible notes, as amended, is approximately forty-one (41%) percent per annum.

          Our customers have not borne directly the cost of our research and development activities.

Competition

          Since we have disposed of our assets relative to the SMS web based Office Pools service and RISKeye mobile monitoring system, we will not describe the competitive challenges facing these services.

Who’s Your Daddy Branded Products

          Royalties paid to Who’s Your Daddy under licensing agreements are generally based on a percentage of the licensee’s net sales of licensed products. Who’s Your Daddy branded products are subject to extensive competition by numerous domestic and foreign companies with respect to energy drinks, clothing and accessories. Such competitors with respect to energy drinks include the makers of Red Bull, Rock Star, and Monster drinks. Such competitors with respect to licensing of the Who’s Your Daddy brand include Cherokee, Inc., No Fear and ODM, which license their many brands for products competitive with Who’s Your Daddy products. Factors which shape the competitive environment include quality of construction and design of the product, brand name, style and color selection, price, and the manufacturer’s ability to respond quickly to the retailer on a national basis. Therefore, Who’s Your Daddy’s success is dependent on our ability and the ability of our licensees to design, manufacture, and sell products bearing Who’s Your Daddy brand and to respond to ever-changing consumer demands.

          As discussed more fully in the Management's Discussion and Analysis section, the expenses of implementing our plan of operation will exceed our current resources. We, therefore, will have to obtain additional funding through an offering of our securities, through a financing, or through capital contributions from our stockholders. There is competition for the various sources of venture capital financing, and therefore, there can be no assurance that any additional funds will be available on terms acceptable to us or at all.

Intellectual Property

          Who’s Your Daddy, Inc., prior to the merger in April, 2005, had filed numerous trademark applications with the United States Patent and Trademark Office for various international product and service classes. Who’s Your Daddy, Inc. had also filed a trademark application in Europe (which comprises the 25 countries comprising of the European Community). We will continue to prosecute these applications. On November 1, 2005, the U.S. Patent and Trademark Office awarded Who’s Your Daddy with U.S. Service Mark Registration No. 3,011,493, and on December 8, 2004, the Office for Harmonization in the Internal Market awarded Who’s Your Daddy with Community Trade Mark Registration No. 3303765. To date, no other trademark applications have been approved.

          A competitor, Who’s Ya Daddy, Inc. has registered “Who’s Your Daddy” with the United States Patent and Trademark Office. We are currently a party defendant to a legal proceeding with this competitor. For more information about this matter, see the description of the action under the heading “Legal Proceedings”.

Government Regulation

          There are no government regulations that apply specifically to our business except as described below..

          The Federal Food and Drug Administration (the “FDA”) regulates products such as our Hangover Relief medicine that is ingested by consumers. We have obtained FDA approval to market this product. Nevertheless, this product continues to be subject to the ongoing regulation of this Agency. Thus, if the FDA discovers a problem with our product, it could impose marketing restrictions and/or require us to withdrawal this product from the market. We believe that we are in compliance with the laws applicable to the Pharb Hangover Relief medicine. However, any marketing restrictions relative to this product or forced withdrawal of this product would have an adverse affect on our business.

EMPLOYEES

          As of the date of this prospectus, we have 17 employees. Of these employees, 7 serve in management positions as full time employees.

          None of our employees are covered by a collective bargaining agreement. We have never experienced a work stoppage and we believe that we have satisfactory working relations with our employees. Our corporate offices are located in San Diego, California.

DESCRIPTION OF PROPERTY

          We do not own any real property. Our office is located at 3131 Camino del Rio North, Suite 1650, San Diego, California 92108. This facility has approximately 2,000 rentable square feet and houses our corporate headquarters. The lease term is eighteen months ending in May 7, 2006. We currently pay base rent of $4,812 per month.

          This facility is in good repair and we believe that this property is adequately covered by insurance. In addition, we believe that our existing facility will be adequate to meet our needs for the foreseeable future. Should we need additional space, we believe we will be able to secure additional space at commercially reasonable rates.

          We do not have any investment policies with respect to investments in (i) real estate or interests in real estate, (ii) investments in real estate mortgages and (iii) securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

          Except as described in the following paragraph, we are not a party to any material legal proceedings, nor are any legal proceedings pending or threatened, other than those arising in the ordinary course of business. We are not aware of any legal proceedings contemplated by any governmental authorities involving us. Except as described in the following paragraph, none of our directors, officers or affiliates is an adverse party in any legal proceedings involving us or our subsidiaries, or has an interest in any proceeding which is adverse to us or our subsidiaries.

On April 4, 2005, Who's Ya Daddy, Inc., a Florida corporation, filed a complaint against Who's Your Daddy Inc. in the United States District Court for the Southern District of California. The complaint alleges that Who's Your Daddy Inc. is infringing the trademarks WHO'S YOUR DADDY and WHO'S YA DADDY! with respect to clothing and brings federal trademark claims, federal and California unfair competition claims and related claims. The complaint requests injunctive relief, as well as enhanced damages, costs and attorneys fees in an unspecified amount. On May 16, 2005, Who's Your Daddy Inc. answered the complaint, stated affirmative defenses, and asserted counterclaims against Who's Ya Daddy, Inc. The Company believes its defenses and counterclaims are meritorious and intends to vigorously defend against the action. On August 16, 2005, the legal counsel for the Company in this litigation received a letter from the legal counsel for Who's Ya Daddy, Inc. indicating that the parties have reached an agreement in principal to settle this litigation. Before the litigation can be settled, the Company and Who's Ya Daddy, Inc. must agree upon and execute the definitive settlement agreement. While the parties have been working diligently toward settlement, a final agreement has not yet been executed and there are many factors that may delay or prevent the Company from executing the settlement agreement with Who's Ya Daddy, Inc. These factors include but are not limited to:

- Either party changing the terms of the agreement;

- Either party asserting that it did not agree to the terms as drafted in the agreement;

- Either party asserting that it did not understand the terms of the agreement;

- Either party seeking to include additional or different terms in the agreement;

- Either party refusing to execute the agreement;

- Either party entering into a separate agreement with a third party that would materially alter, negatively impact, or otherwise adversely affect the terms of the proposed settlement agreement;

- Any change in law that would materially alter, negatively impact, or otherwise adversely affect the terms of the proposed settlement agreement;

- Any change in ownership of the parties or the trademarks at issue that would materially alter, negatively impact, or otherwise adversely affect the terms of the proposed settlement agreement; or

- Any other event, whether foreseen or unforeseen, that could prevent either party from executing the agreement.

MANAGEMENT

          The following table sets forth the name, age and position of each of the members of our Board of Directors, executive officers and promoters as of December 31, 2005:

Name	Age	Position

Dan Fleyshman	24	President and Director
Edon Moyal	24	Chief Executive Officer and Director
Derek Jones	67	Director
Mark DeMattei	42	Executive Vice President and Director
Reuven I. Rubinson	52	Chief Financial Officer

          All officers serve at the pleasure of the board of directors. There are no family relationships among any of the officers and directors.

          Information concerning our executive officers and directors is set forth below.

Dan Fleyshman – President and Director

          Dan Fleyshman has been President and Director of the Company since April 26, 2005. Mr. Fleyshman will serve as director until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Since 2001, Mr. Fleyshman has been the President of Who's Your Daddy, Inc., recently acquired by the Company as a wholly owned subsidiary. Mr. Fleyshman was primarily responsible for the daily operations of Who's Your Daddy and the development of key licensing and manufacturing relationships for Who's Your Daddy.

Edon Moyal – Chief Executive Officer and Director

          Edon Moyal has been Chief Executive Officer and Director of the Company since April 26, 2005. Mr. Moyal will serve as director until the next annual meeting of stockholders and until his successor has been duly elected and qualified. Since 2001, Mr. Moyal has been the Chief Executive Officer of Who's Your Daddy, Inc., which was recently acquired by the Company as a wholly owned subsidiary. Mr. Moyal was primarily responsible developing new licensing opportunities for Who's Your Daddy, including management of the design and development of new product concepts, distribution plans, marketing concepts and the building of brand recognition.

Derek Jones - Director

          Derek Jones was appointed as Director of the Company on April 26, 2005. Mr. Jones will serve as director until the next annual meeting of stockholders and until his successor has been duly elected and qualified. For more than the past nine years, Mr. Jones has been a consultant and telecom analyst. Mr. Jones, since 2003, has served as a Director of Native American Studies and Fund Raising Division of the Rio Grande Foundation, a New Mexico free market research and educational organization dedicated to the study of public policy. Along with his background in Business Administration, Mr. Jones brings to the Company his knowledge and 35 years experience in the area of corporate development and finance as well as his background in the areas of International Finance and business affairs.

Mark De Mattei, Executive VP and Director

          Mark founded Pharbco Marketing Group, Inc., in November 1997 and has been working with it until the present. In June 2005, he transferred the product rights to the Pharb product to Pharb University Brand, Inc, which was subsequently acquired by the Company. He developed and implemented national sales promotions that impacted the growth of Pharb Hangover Relief to over $12,000,000 in annual revenue in 2004. He is now winding down Pharbco Marketing Group, Inc. and working with the Company to rebrand the Pharb product and distribute it for the Company as “The Ultimate Hangover Relief Medicine” by Pharb.

          Of key benefit to Who’s Your Daddy, Inc., is Mark’s expertise in implementing cutting edge cost containment sales programs for mass retail accounts. He also brings invaluable experience in both U.S. and International merchandising, key account development, distribution and broker network development.

Reuven I. Rubinson, CPA, MBA Chief Financial Officer

          Mr. Rubinson received his BA from The Colorado College in 1975 and his MBA from New York University in 1977. Mr. Rubinson has owned and managed his public CPA practice from 1975 to the present and has acted as a Controller for several clients, including a start-up company from 1997 to 2001 and an OTC company from 1989 to 1995. In 1983, he joined a regional New York CPA firm which specialized in Wall Street clientele, including many large Hedge Funds and was admitted as a partner in January, 1985. He was responsible for client audits and other financial and tax engagements, computer advisory services and staff training. Mr. Rubinson has extensive experience in financial management possessing expertise in both accounting and MIS. He is particularly adept at effectively and powerfully bringing projects from concept through implementation, with strong leadership and analytical skills.

          There are no family relationships among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

COMPENSATION OF THE BOARD OF DIRECTORS

          Directors are not paid any fees or compensation for services as members of our board of directors or any committee thereof.

CODE OF ETHICS

          We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B. This Code of Ethics applies to our principal executive officer, our principal financial officer and principal accounting officer, as well as all other employees, and is filed herewith. If we make substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four business days of such amendment or waiver.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 78.7502 of the Nevada Revised Statutes, as amended (the “Nevada Statute”), provides that, in general, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Statute or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 78.7502 provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Statute or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          Section 78.7502 further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 78.7502 of the Nevada Statute further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

          Our articles of incorporation, as amended, provide that we shall indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director’s conduct was unlawful. We shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Board resolution or contract.

          Our bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney’s fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

          Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXECUTIVE COMPENSATION

          During our last completed fiscal year, the CEO and the president of the Company received the following remuneration from the Company. No other officer received $100,000 or more in compensation.

Edon Moyal, CEO (1), (3)	$77,539
Dan Fleyshman, President (2), (3)	$71,539

(1) The executive has accrued salary of $24,000. In additional, as per his employment contract, there is an additional accrual of $36,000 that will be paid from earnings once the Company has reached cumulative revenue of $4,000,000 and the Company, in its sole discretion, determines there are funds to pay such accrued salary and the Executive is entitled to receive a 2% Gross Revenue Payment.

(2) The executive has accrued salary of $30,000. In additional, as per his employment contract, there is an additional accrual of $36,000 that will be paid from earnings once the Company has reached cumulative revenue of $4,000,000 and the Company, in its sole discretion, determines there are funds to pay such accrued salary and the Executive is entitled to receive a 2% Gross Revenue Payment.

(3) Each officer will be receiving 1,000,000 shares of preferred stock. The value of this stock has not yet been determined.

STOCK OPTION GRANTS

          We have not issued any grants of stock options or awarded warrants to any officer except as set forth below in EMPLOYMENT AGREEMENTS.

EMPLOYMENT AGREEMENTS

          Effective April 26, 2005, and amended December 27, 2005 Dan Fleyshman and Edon Moyal have each entered into an employment agreement with us. Each of these agreements provides that the applicable individual will be employed as an executive with us for a term of five years, subject to earlier termination by us upon executive’s death or, upon notice, in the event of executive’s complete disability or for cause and by the applicable executive, upon notice, for good reason or without good reason. The annual base salary is $144,000, beginning January 1, 2005 and payable in monthly installments of $12,000. Mark DeMattei entered into a similar employment agreement with us, which was effective June 16, 2005 and which was amended December 27, 2005. His salary commenced on June 16, 2005 and the term of his agreement ends on March 31, 2010 – the same date as the other two executives. The applicable executive is also entitled to a gross revenue payment of two percent of our annual gross revenue, payable fifteen (15) days after the audited financial statements for the applicable calendar year are issued. In addition, the applicable executive will be issued 1,000,000 shares of our preferred stock which entitles him to supermajority voting rights of four votes for each share of preferred stock in connection with all operational matters relative to the Company.

          Each executive was awarded three warrants to purchase our common stock to be exercisable as follows:

Warrant	Number of Securities Underlying Warrant	Exercise Price ($/Sh)	Expiration Date

Warrant #1	1,000,000	$1.00	March 31, 2010
Warrant #2	1,000,000	$1.50	March 31, 2010
Warrant #3	1,000,000	$2.00	March 31, 2010

          The exercise of each of the referenced warrants is conditioned upon the applicable executive being employed by us at the time of exercise. Each of the referenced warrants is eligible for cashless exercise. “Cashless exercise" means that in lieu of paying the aggregate exercise price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrant with a market value equal to such aggregate exercise price. Accordingly, the Company will not receive additional proceeds to the extent the warrants are exercised by cashless exercise.

          The full text of these Employment Agreements between the Officers and the Company is filed with the Current Report on Form 8-K filed on January 3, 2006.

          On December 27, 2005, Reuven I. Rubinson entered into an employment agreement with us, effective June 1, 2005. His base salary started at $6,250 monthly and will be increasing to $10,000 monthly based on the Company reaching certain financing or revenue amounts. He also was awarded three warrants, each for 175,000 shares of our common stock, with similar exercise prices and term as in the previously described employment agreements. Mr. Rubinson is also entitled to a gross revenue payment of one-half percent of our annual gross revenue, payable fifteen (15) days after the audited financial statements for the applicable calendar year are issued.

          The full text of this Employment Agreements between the Officer and the Company is filed with the Current Report on Form 8-K/A filed on January 3, 2006.

COMPENSATION PLANS

          We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate without similar participation by other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          As of December 15, 2005, there were 14,663,577 shares of our common stock issued and outstanding.

          The following table sets forth certain information as of December 15, 2005, regarding (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director, and named executive officer of the Company, and (iii) all officers and directors as a group:

		Amount and Nature
		of Beneficial	Percentage
	Position with	Ownership of	of
Name/Address of Beneficial	Company	Common Stock (1)	Securities(1)
Owner
Vivian Kane Suite # 200, 100 Park Royal West Vancouver, B.C. V7S 2X7	President (resigned April 26, 2005)	0	0.0%
Derek Jones*	Director	0	0.0%
Edon Moyal*	CEO / Director	907,875	6.191%
Dan Fleyshman*	President / Director	907,875	6.191%
Mark DeMattei *	Executive VP	500,000	3.410%
Reuven I. Rubinson *	CFO	0	0.000%

All executive officers and Directors as a group (5 persons)		2,315,750	15.793%

-----------
* The address of each of the indicated holders is c/o the Company, 3131 Camino del Rio North, Suite 1650, San Diego, California 92108.

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to “beneficially own” shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On September 2, 2003, the Company entered into an agreement with RBM Financial Inc. and TwentyTen Investments for the provision of programming, marketing, and business concept expertise. The programming expertise was provided by Riskebiz Internet Services, Inc., a corporation owned by the then-President of the Company. Under the terms of the agreement, the Company prepaid $100,000 for services provided through August 2004.

          On October 29, 2004, we entered into an Asset Purchase Agreement with Riskebiz Internet Services Inc., to acquire the assets, known as RISKeye Mobile Viewing and Surveillance Technology, owned by Riskebiz Internet Services Inc. We issued two hundred thousand (200,000) shares of restricted common stock for the asset. Mr. Kevin Day, who was an officer and a director of the Company, is the President and majority owner of Riskebiz Internet Services Inc. Subsequent to the signing of the Agreement, the parties mutually agreed on April 21, 2005 to terminate the 'RISKeye' agreement effective immediately.

          We have also paid $6,250 to Kane Systems Inc., a company owned by the Company’s then-President for advice on acquisitions, strategy, planning and management. Under the terms of a contract, dated September 30, 2004, the Company is committed to pay up to $1,700 per month to its then-President for up to a year for management services to guide us in the development of our business, products and services.

DESCRIPTION OF SECURITIES

General

          We are authorized by our articles of incorporation, as amended, to issue an aggregate of 100,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $.001 par value, the terms and conditions of which are to be determined by our board of directors. Immediately prior to the filing of this registration statement, an aggregate of 14,663,577 shares of our common stock were issued and outstanding. All outstanding shares of common stock are of the same class and have equal rights and attributes.

Common Stock

          We are authorized to issue 20,000,000 of common stock, $.001 par value per share, of which 14,663,577 shares of common stock are issued and outstanding as of December 15, 2005. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

          Subject to any prior rights, if any, of any future holders of preferred stock, holders of our common stock:

•	have the right to receive dividends from funds legally available therefore, if and when declared by our board of directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

•	do not have preemptive rights;

•	are entitled to one vote per share on all matters on which stockholders may vote at all meetings of our stockholders; and

•	are not entitled to cumulative voting rights in connection with the election of directors.

Preferred Stock

          We may issue up to 20,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. As of the date of this prospectus, we have not issued any shares of preferred stock but are in the process of issuing 1,000,000 shares of preferred stock to each of the President, Chief Executive Officer, and Executive Vice President of the Company.

          The board of directors is expressly authorized to issue shares of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers and preferences of each such series.

          The board of directors with respect to each such series may determine the following: (a) the number of shares constituting the series and the designation of the series; (b) the dividend rate on the shares of the series, the conditions and dates upon which dividends on such shares shall be payable, the extent, if any, to which dividends on such shares shall be cumulative, and the relative rights of preference, if any, of payment of dividends on such shares; (c) whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption of such shares, which amount may, but need not, vary according to the time and circumstances of such redemption; (d) the amount payable in respect of the shares of the series, in the event of our liquidation, dissolution or winding up, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount; (e) any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by us of the shares of the series; (f) the right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion; (g) the voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law; and (h) any other terms, conditions or provisions with respect to the series not inconsistent with our articles of incorporation, as amended. No holder of shares of our preferred stock will, by reason of such holding have any preemptive right to subscribe to any additional issue of any stock of any class or series nor to any security convertible into such stock.

Change in Control Provisions

          Our articles of incorporation, as amended, and bylaws, as amended, each provide for a board of directors divided into three classes with each class to be as nearly equal in number as possible, as specified by resolution of our board of directors. The term of office of directors of the first class shall expire at the first annual meeting of stockholders after their election. The term of office of directors of the second class shall expire at the second annual meeting of stockholders after their election. The term of office of directors of the third class shall expire at the third annual meeting of stockholders after their election. At each annual meeting of stockholders after such classification, a number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting of stockholders.

TRANSFER AGENT

          The transfer agent and registrar for our common stock is Holladay Stock Transfer, Inc., Scottsdale, AZ.

SHARES ELIGIBLE FOR RESALE

          Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, as amended, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933, as amended.

SALE OF RESTRICTED SHARES

          Certain shares of our outstanding common stock were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act of 1933, as amended, and have not been registered for resale. Additional shares may be issued pursuant to outstanding warrants. There are 4,669,996 shares of our common stock that are not restricted by Rule 144 because they are in the public float. Resales of the remainder of our issued and outstanding shares of common stock are restricted under Rule 144. There are 9,993,581 shares of our common stock that are restricted, including shares subject to outstanding warrants to purchase, or notes convertible into, common stock (excluding any conversions of notes to date). Such shares may be sold only pursuant to an effective registration statement filed by us or an applicable exemption, including the transaction exemption safe harbor described in Rule 144 promulgated under the Securities Act of 1933, as amended.

          In general, under Rule 144 as currently in effect, a stockholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a stockholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING STOCKHOLDERS

          We agreed to register for resale shares of common stock by the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions, or other expenses incurred by the selling stockholders in connection with the sale of such shares.

          The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

          Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

          For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

          As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Number of
	Shares
	Beneficially		Number of Shares
	Owned Prior to	Number of	Beneficially Owned
Name	Offering(1)	Shares Offered	After the Offering

AJW Partners, LLC(2)(3) (4)	374,664	374,664	-0-
AJW Qualified Partners, LLC	909,897	909,897	-0-

AJW Offshore, Ltd.	1,338,085	1,338,085	-0-
New Millennium Capital Partners II, LLC	53,524	53,524	-0-
Around the Clock Partners, LP (4)(5)	363,947	363,947	-0-

_________
(1)      Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.

(2)      The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the callable secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However, the AJW Partners, LLC selling stockholders have contractually agreed to restrict their ability to convert their callable secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. Accordingly, the number of shares of common stock set forth in the table for the AJW Partners, LLC selling stockholders exceeds the number of shares of common stock that the AJW Partners, LLC selling stockholders could own beneficially at any given time through their ownership of the callable secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3)      AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Partners, LLC intends to transfer shares to certain of its affiliates. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd. and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. Within the past three years, none of the AJW Partners, LLC selling stockholders, has had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates.

(4)      We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(5)      Around the Clock Partners, LP is a private investment fund that is owned by its investors and managed by Around the Clock Trading and Capital Management, LLC. Mr. Wayne Anderson is the managing member of Around the Clock Trading and Capital Management, LLC and has sole voting and investment control over the shares held by Around the Clock Partners, LP. Within the past three years, none of the Around the Clock Partners, LP selling stockholders, has had any position, office, or other material relationship with the Company or any of the Company’s predecessors or affiliates.

PLAN OF DISTRIBUTION

          The selling stockholders and any of their respective pledges, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

          The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

          The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

          Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933, as amended.

          The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

          We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

          Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

          The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

          The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

          The financial statements of Snocone Systems, Inc. as of and for the period from December 31, 2003 to December 31, 2004, appearing in this prospectus have been audited by Morgan and Company, our former Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the SEC under the Securities Act of 1933, as amended, a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

          For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

FINANCIAL STATEMENTS – December 31, 2004

Report of Independent Registered Public Accounting Firm

Balance Sheets as at December 31, 2004 and 2003 (audited)

Statements of Operations for the years ended December 31, 2004 and 2003 and for the period from inception (October 12, 2000) through December 31, 2004 (audited)

Statements of Cash Flows for the year ended December 31, 2004 and 2003 and for the period from inception (October 12, 2000) to December 31, 2004 (audited)

Statement of Stockholder’s Equity for the period from inception (October 12, 2000) to December 31, 2004 (audited)

Notes to the Financial Statements

SNOCONE SYSTEMS INC.
(A Development Stage Company)

FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Snocone Systems Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Snocone Systems Inc. (a development stage company) as at December 31, 2004 and 2003, and the related statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended, December 31, 2004 and 2003, and for the cumulative period from inception, October 12, 2000 to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003, and the results of its operations and its cash flows for the periods indicated in conformity with U.S. generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(c) to the financial statements, the Company has incurred a net loss of $1,417,753 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its development activities. These factors raise substantial doubt that the Company will be able to continue as a going concern.

Management’s plans in regard to these matters are also discussed in Note 1(c). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada

April 22, 2005	Chartered Accountants

SNOCONE SYSTEMS INC.
(A Development Stage Company)

BALANCE SHEETS
(Stated in U.S. Dollars)

	DECEMBER 31
	2004	2003

ASSETS

Current
Cash	$1,455	$1,042
Prepaid expenses	5,050	65,000
	6,505	66,042

Technology (Note 3)	402,600	-

	$409,105	$66,042

LIABILITIES

Current
Accounts payable and accrued liabilities	$52,577	$48,593
Due to related parties	25,369	-
Loans and notes payable (Note 5(f))	32,500	11,014
	110,446	59,607

STOCKHOLDERS’ DEFICIENCY

Common Stock
Authorized:
100,000,000 common shares with a par value of
$0.001
20,000,000 preferred shares with a par value of
$0.001

Issued and outstanding:
7,042,169 common shares at December 31, 2004
and 8,051,436 common shares at December 31,
2003 (post stock split and reverse stock split)	7,042	8,051

Additional paid-in capital	1,709,370	225,931

Deficit Accumulated During The Development Stage	(1,417,753)	(227,547)
	298,659	6,435

	$409,105	$66,042

Contingency (Note 1(c))

SNOCONE SYSTEMS INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCEPTION
			OCTOBER 12
	YEARS ENDED		2000 TO
	DECEMBER 31		DECEMBER 31
	2004	2003	2004

Income
Revenue	$-	$-	$-

Expenses
Impairment in value of technology rights	321,600	-	321,600
Consulting	317,781	18,020	335,801
Technology rights acquired (Note 4(b))	200,000	-	200,000
Amortization of technology rights	158,400	-	158,400
Software	79,565	58,875	143,440
Professional fees	33,040	13,981	61,751
Office	19,953	13,245	36,597
Interest expense	18,306	-	18,306
Investor relations	16,134	-	16,134
Rent	13,500	6,000	25,500
Filing and transfer agent fees	7,088	-	7,088
Administration	4,839	43,210	60,699
Marketing feasibility	-	12,195	26,209
Organization	-	-	6,228
	1,190,206	165,526	1,417,753

Net Loss For The Period	$(1,190,206)	$(165,526)	$(1,417,753)

Basic And Diluted Loss Per Share	$(0.14)	$(0.03)

Weighted Average Number Of Shares
Outstanding	8,552,842	6,201,323

SNOCONE SYSTEMS INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
(Stated in U.S. Dollars)

			CUMULATIVE
			PERIOD FROM
			INCEPTION
			OCTOBER 12
	YEARS ENDED		2000 TO
	DECEMBER 31		DECEMBER 31
	2004	2003	2004

Cash Flows From Operating Activities
Net loss for the period	$(1,190,206)	$(165,526)	$(1,417,753)
Add: Non-cash items:
Amortization of technology rights	158,400	-	158,400
Impairment of technology rights	321,600	-	321,600
Stock issued for services	242,500	64,882	312,382
Beneficial conversion feature of
convertible notes recorded as
interest expense	17,300	-	17,300
Stock issued for technology rights	200,000	-	200,000
	(250,406)	(100,644)	(408,071)
Change in non-cash working capital
items:
Accounts payable and accrued
liabilities	3,984	965	52,577
Due to related parties	25,369	-	25,369
Prepaid expenses	59,950	(65,000)	(5,050)
	(161,103)	(164,679)	(335,175)

Cash Flows From Financing Activities
Stock issued for cash	-	147,700	164,100
Proceeds from loans	161,516	11,014	172,530
	161,516	158,714	336,630

Change In Cash	413	(5,965)	1,455

Cash, Beginning Of Period	1,042	7,007	-

Cash, End Of Period	$1,455	$1,042	$1,455

Non-Cash Financing Activities
Stock issued for technology	$1,082,600	$-	$1,085,600
Stock issued for the organization of the
Company	$-	$-	$2,000
Stock issued for debt	$157,330	$-	$157,330
Stock issued for services	$242,500	$64,882	$307,382

SNOCONE SYSTEMS INC.
(A Development Stage Company)

STATEMENT OF STOCKHOLDERS’ EQUITY

PERIOD FROM INCEPTION, OCTOBER 12, 2000, TO DECEMBER 31, 2004
(Stated in U.S. Dollars)

				DEFICIT
	COMMON STOCK			ACCUMULATED
	NUMBER		ADDITIONAL	DURING THE
	OF		PAID-IN	DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	TOTAL

Balance, October 12, 2000 (Date of
inception)	-	$-	$-	$-	$-

Stock issued for $2,000 of
organization expenses	2,400,000	2,400	(400)	-	2,000
Stock issued for technology	3,600,000	3,600	(600)	-	3,000
Loss for the period	-	-	-	(10,758)	(10,758)

Balance, December 31, 2000	6,000,000	6,000	(1,000)	(10,758)	(5,758)

Loss for the year	-	-	-	(470)	(470)

Balance, December 31, 2001	6,000,000	6,000	(1,000)	(11,228)	(6,228)

Stock issued for cash	122,400	122	16,278	-	16,400
Loss for the year	-	-	-	(50,793)	(50,793)

Balance, December 31, 2002	6,122,400	6,122	15,278	(62,021)	(40,621)

Stock issued for cash (Note 5(e))	1,617,600	1,618	146,082	-	147,700
Stock issued under the Performance
Stock Plan (Note 5(d))	311,436	311	64,571	-	64,882
Loss for the year	-	-	-	(165,526)	(165,526)

Balance, December 31, 2003	8,051,436	8,051	225,931	(227,547)	6,435

Stock issued for debt (Note 5(f))	496,013	496	156,834	-	157,330
Stock issued under the Performance
Stock Plan (Note 5(b))	888,564	889	73,158	-	74,047
Stock issued for services (Note 5(g))	125,436	125	168,328		168,453
Stock issued for technology
(Note 5(b))	200,000	200	199,800	-	200,000
Stock issued for software rights
(Note 5(b))	400,000	400	882,200	-	882,600
Stock returned for no consideration
(Note 5(a))	(3,119,280)	(3,119)	3,119	-	-
Loss for the year	-	-	-	(1,190,206)	(1,190,206)

Balance, December 31, 2004	7,042,169	$7,042	$1,709,370	$(1,417,753)	$(298,659)

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

1.	NATURE OF OPERATIONS

	a)	Organization

Snocone Systems Inc. (the “Company”) was incorporated in the State of Nevada on October 12, 2000, under the name Cogen Systems Inc., and is in its early developmental stage. The Company changed its name to Snocone Systems Inc. on December 6, 2001.

The Company’s Board of Directors approved a stock split during the year ended December 31, 2004 and a reverse stock split after the year end (Note 5 (a)). All share and per share amounts for the year ended December 31, 2004 and comparative amounts for all periods presented have been restated to reflect the forward stock split and the reverse stock split unless otherwise indicated.

	b)	Development Stage Activities

To date, the Company’s only activities have been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan.

In a development stage company, management devotes most of its activities in investigating business opportunities. Planned principal activities have not yet begun.

	c)	Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $1,417,753 for the period from inception, October 12, 2000, to December 31, 2004, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its services. Management has plans to seek additional capital through a public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Organizational and Start Up Costs

Costs of start up activities, including organizational costs, are expensed as incurred.

	b)	Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

	c)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

	d)	Technology Development Costs

The costs to develop new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. Once technological feasibility is established, additional development costs and enhancements are capitalized.

Capitalized costs are amortized over the estimated useful lives of the technology or related rights. The Company evaluates carrying amounts for recoverability at least annually, or where impairment indicators otherwise arise. To the extent that carrying costs exceed the estimated present value of future revenues from a technology, the Company records an impairment provision.

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	e)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2004, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	f)	Income Taxes

The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities, and their reported amounts in the financial statements, and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

	g)	Financial Instruments

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities and loans payable.

It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values.

	h)	Stock Based Compensation

The Company accounts for employee stock based compensation using the intrinsic value method prescribed in “Accounting Principles Board Opinion No. 25 – “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock based compensation is accounted for using the fair value method in accordance with SFAS No. 123R – “Accounting for Stock Based Compensation”.

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	i)	New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted, could have a material effect on the accompanying financial statements.

	j)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currencies are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

3.	TECHNOLOGY

On May 17, 2004, the Company acquired the exclusive right, in the United States and Canada, to use certain software applications, “the SMSOfficepool Technology” (Note 5(b)).

The exclusive right was valued on acquisition at $882,600, with an estimated useful life of 3 years. At the time of the acquisition, the Company anticipated that significant revenues would be generated in 2004 and future years as users paid to apply the technology as they followed, primarily, the National Hockey League (“NHL”).

The NHL season did not open in September as anticipated and was formally cancelled in January 2005. Accordingly, in October, and again in December, the Company reassessed the carrying values of the technology and made provisions for impairment.

At December 31, 2004, the carrying value of the SMSOfficepool Technology was as follows:

Cost	$882,600
Less: Accumulated amortization	(158,400)
Less: Provision for impairment	(321,600)

$402,600

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

4.	INCOME TAX

A reconciliation of statutory federal income tax rates to the company’s effective tax rate is as follows:

	2004	2003

Expected tax recovery at 34%	$(400,000)	$(56,279)
Change in valuation allowance	400,000	56,279

Income tax provision	$-	$-

The Company did not pay any income tax in 2004 or 2003.

Deferred tax assets (liabilities) at December 31 were as follows:

	2004	2003

Gross Tax Deferred Asset
Operating loss carryforwards	$481,000	$77,366
Valuation allowance	(481,000)	(77,366)

Net deferred tax asset	$-	$-

The Company has net operating losses carried forward of approximately $1,417,000 and has provided a full valuation allowance due to the uncertainty of the utilization of the benefit of these losses.

5.	SHARE CAPITAL

	a)	Issued Shares

On August 16, 2004, the Company’s Board of Directors approved a 6:1 forward stock split. As a result of the stock split, an additional 39,628,250 shares of common stock were issued.

On March 14, 2005, the Company’s Board of Directors approved a 5:1 reverse stock split.

On November 3, 2004, 300,000 common shares owned by directors, and 2,719,280 common shares owned by other shareholders were returned to treasury for no proceeds.

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

5.	SHARE CAPITAL (Continued)

	a)	Issued Shares (Continued)

The par value of the common stock remained unchanged at $0.001 and the number of authorized common shares remained unchanged at 100,000,000.

All share and per share amounts for the year ended December 31, 2004 and comparative figures have been restated to reflect the forward stock split and the reverse stock split unless otherwise indicated.

	b)	Licenses and Technology Rights Acquired for Shares

On May 17, 2004, the Company agreed to issue 400,000 shares to acquire the exclusive right, in the United States and Canada, to use certain computer software applications (the “SMSOfficepool Technology”). The software applications were developed by a corporation owned by the then-President of the Company and were acquired from TwentyTen Investments Corp. (Note 6). The exclusive right was valued on acquisition at $882,600. The shares, which were issued on October 11, 2004, are restricted securities, and may not be offered for sale, sold or transferred except to shareholders of the affiliated corporation until October 2006. The agreement is effective until May 16, 2009. The agreement is automatically renewed for successive 12 month periods after May 16, 2009 unless notice is given by either party at least 30 days prior to the end of the term or any subsequent renewal period. The agreement may be terminated by either party on 90 days prior written notice. If the agreement is terminated, the restricted shares must be returned to the Company.

On April 21, 2005, the parties mutually agreed to terminate the TwentyTen Investments Agreement (Note 7(d)) effective immediately.

On October 29, 2004, the Company issued 200,000 shares to acquire software from Riskebiz Investment Services, a corporation owned by a director of the Company (the “RISKeye technology”). The software was valued at $200,000. The shares are restricted securities and may not be offered for sale, sold or otherwise transferred until October 2006. The cost of this acquisition has been charged to operations as technological feasibility has not yet been demonstrated.

On April 21, 2005, the parties mutually agreed to terminate the ‘RISKeye’ contract effective immediately (Note 7(e)).

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

5.	SHARE CAPITAL (Continued)

	c)	Restricted Stock

The Company’s shares began trading on the OTC Bulletin Board effective August 17, 2004.

At December 31, 2004, 1,929,036 outstanding shares of common stock were restricted for periods up to one year and 1,221,449 shares were restricted for periods up to two years.

	d)	Performance Stock Plan

On December 10, 2003, the Company’s Board of Directors registered a Performance Stock Plan which provides for the option and sale of up to 1,200,000 common shares. The Company has issued shares under the Performance Stock Plan to consultants as follows:

AWARD	DATE	VALUE
311,436	December 2003	$64,882
888,564	August 2004	74,047
1,200,000		$138,929

The shares are subject to escrow restrictions of twelve months from the date of issue.

The awards were granted before the Company’s stock began trading and were valued at management’s estimated fair values of $0.08 in 2004 (2003 - $0.21).

e)	Stock Issued for Cash

During the year ended December 31, 2003, the Company issued 1,617,600 shares for $147,700 under a private placement.

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

5.	SHARE CAPITAL (Continued)

	f)	Stock Issued for Loans and Notes Payable

During the year ended December 31 2004, the Company issued shares in settlement of loans payable as follows:

	NUMBER
	OF
	SHARES	VALUE

Loans outstanding at December 31, 2003 at estimated fair
value of $0.21 per share	52,868	$11,014
For loans received during the year ended December 31,
2004 at estimated fair value of $0.21 per share	422,476	88,016
For convertible promissory notes issued and settled during
the year ended December 31, 2004 at face value of the
notes	20,669	41,000
Conversion feature value in excess of conversion price for
the convertible notes	-	17,300

	496,013	$157,330

The loans were non-interest bearing and payable on demand. The convertible promissory notes attracted interest at a Canadian chartered bank’s prime rate plus 2% and were payable on demand. $32,500 of convertible promissory notes was outstanding at December 31, 2004. These notes, which were convertible at rates to be established by mutual agreement at the time the notes were converted, were converted on March 10, 2005 (Note 8(a)).

g)	Stock Issued for Services

During the year ended December 31, 2004, the Company issued shares for services under consulting contracts as follows:

	NUMBER
	OF
	SHARES	VALUE

At estimated fair value of $0.21	24,000	$5,000
At approximate market value of $1.61	101,436	163,453

	125,436	$168,453

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

6.	RELATED PARTY TRANSACTIONS

On September 2, 2003, the Company entered into an agreement with RBM Financial Inc. and Twenty Ten Investments Corp. for the provision of programming, marketing and business concept expertise. The programming expertise was provided by Riskebiz, a corporation owned by the then-President of the Company. Under the terms of the agreement, the Company prepaid $100,000 for services provided through August 2004.

Under the terms of the agreement to acquire the SMSOfficepool technology (Note 5(b)), the seller agreed to pay the Company $5,000 per month for up to eight months to cover the basic operating costs of the applications until the service was self- sustaining. The Company received $40,000 during the year.

During the year ended December 31, 2004, the Company paid $25,000 to Riskebiz to operate the SMSOfficepool site and $17,500 (CDN$21,000) to a company owned by the Company’s president for advice on acquisitions, strategy, planning and management. Under the terms of a contract, dated September 30, 2004, the Company is committed to pay up to $1,700 (CDN$2,000) per month to its president for up to a year for management services to guide Snocone in the development of its business, products and services.

Under an agreement dated July 1, 2004, the Company contracted with a related management corporation for certain services including secretarial, maintenance of corporate documentation, telecommunications, banking and certain transactions processing functions and office facilities. Under the terms of the contract, the Company is committed to pay $5,000 per month for twelve months, a rate approximates fair market value. $15,368.85 was owing under the contract at December 31, 2004.

7.	COMMITMENTS

On November 29, 2004, the Company entered into a Revenue Sharing and Product Development agreement with SMART-TEK Communications Inc., amended January 28, 2005, whereby Smart-Tek would earn shares for “their involvement in the design, engineering, sales, manufacturing, technology and expertise with the application(s) or product(s) in partnership with Snocone," and Snocone would earn "50% of the revenues associated with the marketable final product". Subsequently, on January 28, 2005, the parties concluded that they could not identify an application or product to co- develop, produce and market so as to fulfill the agreement. The parties have agreed to review this agreement, and therefore the Company has not moved forward on any commitments to issue options or shares.

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

8.	SUBSEQUENT EVENTS

	a)	Under a private placement, dated March 10, 2005, the Company issued 68,500 shares for $68,500. $32,500 of the proceeds were received prior to December 31, 2004.

b)
On February 28, 2005, the Company reinstated the 3,119,280 shares that had been returned to the Company for no consideration on November 3, 2004 (Note 5(a)). 3,000,000 of these shares formed part of the purchase consideration for the “Who’s Your Daddy Acquisition” (Note 8(c)).

c)
On April 1, 2005, the Company acquired all of the issued and outstanding shares of Who’s Your Daddy Inc. (“WYD”), a company incorporated in California. Under the terms of the acquisition agreement, the Company issued 1,500,000 shares and delivered an additional 3,000,000 issued and outstanding non-float common shares with an agreed stock price of $1.00 per share. 4,000,000 of the shares were delivered into a trust account with the shares to be released, on a dollar for dollar basis, until such time as WYD has generated $4 million in revenues. In connection with the acquisition:

-	the Company’s Board of Directors will expand from three to five members, with the two additional directors appointed by WYD;

-	the Company agreed to reserve up to 4 million shares of common stock for issuance under a private placement financing of not less than $2 million to be funded as follows:

• $500,000 to be delivered on or before April 30, 2005;
• $1,500,000 to be delivered 120 days thereafter.

In addition, the Company agreed to use its best efforts to raise an additional $3,000,000 of private placement capital within 12 months;

-	the Company undertook to change its name to “Who’s Your Daddy” or such other name agreed by the Company and WYD.

On April 6, 2005, Who’s Your Daddy Inc. received notice that Who’s Ya Daddy, Inc., a Florida corporation, had filed a complaint against Who’s Your Daddy, Inc. The complaint alleges that Who’s Your Daddy, Inc. is infringing the trademark of Who’s Ya Daddy, Inc. with respect to clothing (Class 25) and brings federal trademark claims, federal and California unfair competition claims and related claims. The Company believes it has meritorious defenses to these claims, as well as counterclaims against Who’s Ya Daddy, Inc. and intends to vigorously defend against these claims.

SNOCONE SYSTEMS INC.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003
(Stated in U.S. Dollars)

8.	SUBSEQUENT EVENTS (Continued)

d)
At the time the Company signed its initial Content Distribution and Revenue Share Agreement with TwentyTen Investments Corp. (Note 5(b)), the Company believed it would realize at least the acquisition value from the SMSOfficePools.com service. The Company has since reviewed this acquisition and has come to the conclusion that the value is not materializing as originally anticipated.

On April 21, 2005, the parties mutually agreed to terminate the contract effective immediately. TwentyTen Investments Corp. has agreed to return to the Company the 400,000 common shares issued. In consideration of the termination of the contract and work performed to date by TwentyTen Investments, the Company will issue 40,000 common shares to Twenty Ten Investments.

e)
At the time the Company signed its initial Agreement with Riskebiz Internet Services (Note 5(b)), the Company believed it might realize at least the acquisition value from the RISKeye mobile technology. The Company has since reviewed this acquisition, and the Company has come to the conclusion that development is not materializing as originally anticipated.

On April 21, 2005, the parties mutually agreed to terminate the 'RISKeye' contract effective immediately. Riskebiz has agreed to return to the Company the 200,000 shares issued for the 'RISKeye' mobile viewing technology. In consideration of the termination of the contract and work performed to date by Riskebiz Internet Services, the Company will issue 20,000 common shares to Riskebiz Internet Services.

FINANCIAL STATEMENTS – September 30, 2005

Who's Your Daddy, Inc. (Formerly Snocone Systems Inc.)
(A Development Stage Company)
Balance Sheets
As at September 30, 2005 (Consolidated) and December 31, 2004

	September 30,	December 31,
	2005	2004
	(Unaudited)

Assets
Current Assets
Cash	$1,796	$1,455
Receivable	4,000	-
Inventories	400	-
Loans Receivable	8,825	-
Escrow Deposit	25,000	-
Prepaid Expenses	8,333	5,050
Total Current Assets	48,354	6,505

Property, Plant and Equipment
Fixed Assets	70,092	-
Less: Accumulated Depreciation	(8,786)	-
Net Property, Plant and Equipment	61,306	-

Other Assets
Organization Costs, Net	625	-
Trademarks, Net	39,274	-
Technology	-	402,600
Goodwill	300,000	-
Pharb Product Rights	404,383	-
Security Deposits	10,600	-
Total Other Assets	754,882	402,600

Total Assets	$864,542	$409,105

(The accompanying notes are an integral part of the financial statements)

Who’s Your Daddy, Inc. (Formerly Snocone Systems Inc.)
(A Development Stage Company)
Balance Sheets
As at September 30, 2005 (Consolidated) and December 31, 2004
(Continued)

	September 30,	December 31,
	2005	2004
	(Unaudited)
Liabilities and Stockholders’ Equity (Deficiency)

Current Liabilities
Accounts Payable & Accrued Expenses Payable	$776,941	$52,577
Due to Related Parties	498,563	25,369
Loans Payable – Short-Term	40,307	32,500
Current Portion of Long-Term Debt	947,095	-
Total Current Liabilities	2,262,906	110,446

Non-Current Liabilities
Long-Term Debt Net of Current Portion	525,257	-

Total Liabilities	2,788,163	110,446

Stockholders’ (Deficiency) Equity

Preferred Stock $.001 Par Value 20,000,000 Shares
Authorized, 0 Issued	-	-

Common Stock $.001 Par Value 100,000,000 Shares
Authorized. Issued and Outstanding: 13,996,952
Shares at September 30, 2005 and 7,042,169 Shares at
December 31, 2004 (post reverse stock split)	13,997	7,042
Additional Paid-in Capital	3,620,590	1,709,370
Prepaid Expense Paid by Issuing Stock	(235,795)	-
Deficit Accumulated During the Development Stage	(5,322,413)	(1,417,753)
Total Stockholders’ (Deficiency) Equity	(1,923,621)	298,659

Total Liabilities and Stockholders’
(Deficiency) Equity	$864,542	$409,105

(The accompanying notes are an integral part of the financial statements)

Who’s Your Daddy, Inc. (Formerly Snocone Systems Inc.)
(A Development Stage Company)
Consolidated Statements of Operations (Unaudited)
For the Three and Nine Months Ended September 30, 2005 and 2004
and for the Period from October 12, 2000 (inception) to September 30, 2005

					CUMULATIVE
					FROM
					INCEPTION
					OCTOBER 12,
	Three Months Ended		Nine Months Ended		2000 TO
	September 30,		September 30,		SEPTEMBER
					30.
	2005	2004	2005	2004	2005
Revenues	$87,609	$-	$87,609	$-	$87,609
Cost of Goods Sold	50,194	-	50,194	-	50,194
Gross Margin	37,415	-	37,415	-	37,415
Expenses
Advertising, Promo and Marketing	426,292	-	587,520	-	613,729
Administration and General	1,026,920	56,866	1,587,810	115,577	2,278,048
Impairment Loss – WYD	432,352	-	1,316,259	-	1,316,259
Corporate Franchise Taxes	200	-	400	-	400
Total Expenses	1,885,764	56,866	3,491,989	115,577	4,208,436
Loss Before Interest Expense	(1,848,349)	(56,866)	(3,454,574)	(115,577)	(4,171,021)
Interest Expense	29,170	-	47,485	-	65,791
Loss Before Provision for
Income Taxes	(1,877,519)	(56,866)	(3,502,059)	(115,577)	(4,236,812)
Provision for Income Taxes	-	-	-	-	-
Loss from Continuing Operations	(1,877,519)	(56,866)	(3,502,059)	(115,577)	(4,236,812)
Loss on Disposal of Technology	-	-	(402,600)	-	(1,085,600)
Net Loss	$(1,877,519)	$(56,866)	$(3,904,659)	$(115,577)	$(5,322,412)
Loss per Share	$(0.14)	$(0.01)	$(0.35)	$(0.04)
Weighted Average Shares
Outstanding	13,451,648	5,363,988	11,152,286	2,692,386

(The accompanying notes are an integral part of the financial statements)

Who’s Your Daddy, Inc. (Formerly Snocone Systems Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows (Unaudited)
For the Nine Months Ended September 30, 2005 and 2004
and for the Period from October 12, 2000 (inception) to September 30, 2005

			CUMULATIVE
			FROM
			INCEPTION
	Nine Months Ended		OCTOBER 12,
	September 30,		2000 TO
			SEPTEMBER 30,
	2005	2004	2005
Cash Flows From Operating Activities
Net Loss for the Period	$(3,904,659)	$(115,577)	$(5,322,412)
Add: Non-Cash Items:
Depreciation and Amortization	9,920	-	9,920
Impairment of Goodwill – WYD	1,316,259	-	1,316,259
Loss from Discontinued Operations	402,600	-	1,085,600
Stock Issued for Services	583,883	25,000	891,265
Beneficial Conversion Feature of
Convertible Notes Recorded as Interest
Expense	-	-	17,300
	(1,591,997)	(90,577)	(2,002,068)
Change in Non-Cash Working Capital Items:
Receivable	(4,000)	-	(4,000)
Inventories	(400)	-	(400)
Prepaid Expenses	(3,283)	(11,139)	(8,333)
Financing Fees Capitalized	(235,795)	-	(235,795)
Trademarks	(29,868)	-	(29,868)
Legal Fees Incurred for Acquisitions	(51,091)	-	(51,091)
Accounts Payable and Accrued Liabilities	227,826	(19,688)	282,403
Due to Related Parties	212,351	-	233,509
Escrow Deposit	(25,000)	-	(25,000)
Security Deposit	(600)	-	(600)
Cash Used by Operations	(1,501,857)	(121,404)	(1,841,243)

Cash Flows From Investing Activities
Additions to Fixed Assets	(26,135)	-	(26,135)
Loans Made	(800)	-	(800)
Decrease in Loans Receivable	35,675	-	35,675
Cash Provided by Investing Activities	8,740	-	8,740

Cash Flows From Financing Activities
Capital Stock Issued for Cash	360,000	-	524,100
Proceeds from NIR financing	1,250,000	-	1,250,000
Proceeds from Loans	168,790		341,320
Loan Repayments	(286,889)	121,016	(282,678)
Cash Provided by Financing Activities	$1,491,901	$121,016	$1,832,742

(The accompanying notes are an integral part of the financial statements)

Who’s Your Daddy, Inc. (Formerly Snocone Systems Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows (Unaudited)
(Continued)
For the Nine Months Ended September 30, 2005 and 2004
and for the Period from October 12, 2000 (inception) to September 30, 2005

			CUMULATIVE
			FROM
			INCEPTION
	Nine Months Ended		OCTOBER 12,
	September 30,		2000 TO
	(Unaudited)		SEPTEMBER 30.
	2005	2004	2005

Change In Cash	$(1,216)	$(388)	$239

Cash, Beginning Of Period	1,455	1,042	-

Cash Received as Part of the WYD Merger
Agreement	1,557	-	1,557

Cash, End Of Period	$1,796	$654	$1,796

Other Cash Items
Cash Paid for Interest Expense	$54,170	$-	$54,170
Cash Paid for Income Taxes	-	-	-

Non-Cash Financing Activities
Stock Issued for Technology	$-	$-	$1,085,600
Stock Issued for the Organization of the
Company	-	-	2,000
Treasury Stock Reissued for WYD Merger	3,119	-	3,119
Conversion of Account Payable in Loan	210,000	-	210,000
Stock Issued WYD Merger, Net	750,000	-	750,000
Stock Issued for Pharb merger	353,292	-	353,292
Stock Issued for Debt	68,500	99,030	225,830
Stock Issued for Services	583,883	60,000	891,265

(The accompanying notes are an integral part of the financial statements)

Who’s Your Daddy, Inc. (Formerly Snocone Systems Inc.)
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Nine Months Ended September 30, 2005

1.	Basis for Presentation

Who’s Your Daddy, Inc. (Formerly Snocone Systems Inc.) (the “Company”) was incorporated in the State of Nevada on October 12, 2000, under the name Cogen Systems Inc., and is in its developmental stage. The Company changed its name to Snocone Systems Inc. on December 6, 2001. On April 13, 2005, a majority of the Company’s shareholders approved a change in the Company’s name to Who’s Your Daddy, Inc. from Snocone Systems Inc.

On March 14, 2005, the Company completed a one-for-five reverse stock split. All share and per share amounts included in this document have been adjusted for the reverse split, unless otherwise noted.

The unaudited financial information herein reflects all adjustments which, in the opinion of management, are necessary to fairly state the Company’s financial position and results of its operations for the periods presented. This report on Form 10-QSB should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s Form 10-KSB for the fiscal year ended December 31, 2004 dated April 22, 2005. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined on that context. Accordingly, footnote disclosure which would substantially duplicate the disclosure contained in the Company’s Form 10-KSB for the fiscal year ended December 31, 2004 has been omitted. The results of operations for the nine-month period ended September 30, 2005 will not necessarily be indicative of results for the entire year ending December 31, 2005.

2.	Nature of Operations

	a)	Development Stage Activities

To date, the Company’s activities have mainly been organizational, directed at acquiring its principal asset, raising its initial capital and developing its business plan.

In a development stage company, management devotes most of its activities in investigating business opportunities. Principal activities have just begun and initial revenues were generated in July, 2005.

	b)	Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company has incurred a net loss of $5,322,412 for the period from inception, October 12, 2000, to September 30, 2005. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations. Management has plans to seek additional capital. The financial statements neither include any adjustments relating to the recoverability and classification of recorded assets nor the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

3.	Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

	a)	Development Stage Company

The Company is a development stage company as defined in the Statements of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

	b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

	c)	Revenue recognition

Revenue is recorded over the life of the contract when earned based on the terms of the contract. Revenue is recognized when products are shipped to the customer and title passes.

	d)	Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values. The carrying values of notes payable are deemed to be reasonable estimates of their fair values

	e)	Concentration Risks

The Company is concentrating its efforts in three revenue generating categories – Beverage, Over-The- Counter Medicine and Licensing. There are major players in each of these categories and the inability of the Company to obtain or maintain contracts in any one of these areas could affect the future of the Company. Also, revenue derived from international customers are subject to risks associated with foreign operations, such as obtaining governmental permits and approvals, currency exchange fluctuations, currency restrictions, political instability, labor problems, trade restrictions, and changes in tariff and freight charges.

	f)	Receivables

Receivables are recorded net of any allowance for expected losses. Receivable balances are reviewed quarterly to determine if any allowance is required. At September 30, 2005 no allowances were required.

g)	Long Lived Assets

Fixed assets are recorded at cost. For book purposes depreciation is computed on the straight-line method, based on the estimated useful lives of the assets of generally five years. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation and Amortization expense was $9,920 for the nine months ended September 30, 2005. The Company reviews property, plant and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by comparison of its carrying amount to future undiscounted cash flows the assets are expected to generate. If property, plant, and equipment and certain identifiable intangibles are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds its fair market value.

h)	Intangible assets

Organization Costs and Trademarks are recorded at cost and amortized over a five year period. The Pharb Product rights have an indefinite life and, therefore, are not being amortized. The Company continually evaluates the carrying value of goodwill and other intangible assets to determine whether there are any impairment losses. If indicators of impairment are present in intangible assets used in operations and future cash flows are not expected to be sufficient to recover the assets’ carrying amount, an impairment loss would be charged to expense in the period identified.

i)	Advertising

Advertising costs, which are included in Advertising, Promo and Marketing expense, are expensed as costs are incurred.

j)	Inventories

Inventories are presented at the lower of cost or market value, including shipping and handling.

j)	Capitalized Financing Fees

The fees incurred in obtaining the financing described in Note 9 have been recorded as a current asset and will be amortized over the 20 month repayment period of the loan.

k)	New Accounting Standards

i.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entities, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46(R). Application of Interpretation 46 or Interpretation 46 (R) is required in financial statements of public entities that have public interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to entities other than special-purpose entities and by non-public entities is required at various dates in 2004 and 2005. The Company believes that the adoption of this standard will have no material impact on its financial statements.

ii.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.” The statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

iii.

In December 2004, the FASB issued a revision to Statement No. 123, Accounting for Stock- Based Compensation which supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. The revised SFAS 123 eliminates the alternative to use Opinion 25’s intrinsic value method of accounting and instead, requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. Furthermore, public entities are required to measure liabilities incurred to employees in share-based payment transactions at fair value as well as estimate the number of instruments for which the requisite service is expected to be rendered. Any incremental compensation cost for a modification of the terms or conditions of an award is measured by comparing the fair values before and after the modification.

For public entities that file as small business issuers, the effective date of the revised Statement is as of the beginning of the next fiscal year that begins after December 15, 2005. The Company currently uses the intrinsic value method. If the Company had recognized share-based compensation and payment, compensation would have increased by $6,210,000 and the impairement loss would have increased $1,250,000 ($.56 and $.11 per share for the nine months ended September 30, 2005).

4.	Share Capital

	a)	Issued Shares

On March 14, 2005, the Company’s Board of Directors approved a 5:1 reverse stock split. Following the reverse stock split the number of issued and outstanding shares in the Company totaled 10,161,452.

The par value of the common stock remained unchanged at $0.001 and the number of authorized common shares was reduced to 20,000,000. In the quarter ended June 30, 2005, pursuant to a shareholders’ vote, the Company’s authorized capital was increased to 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

All share and per share amounts for the three and nine months ended September 30, 2005 and comparative figures have been restated to reflect the reverse stock split unless otherwise indicated.

	b)	Restricted Stock

The Company’s shares began trading on the OTC Bulletin Board effective August 17, 2004.

At September 30, 2005, 4,489,103 outstanding shares of common stock were restricted for periods up to one year and 4,611,500 shares were restricted for periods up to two years.

c)	Stock Issued for Loans and Notes Payable

During the quarter ended March 31, 2005, the Company issued shares in settlement of loans payable as follows:

	NUMBER
	OF
	SHARES	VALUE

For convertible promissory notes issued settled during the quarter ended March 31, 2005 at face value of the notes	68,500	$68,500

	68,500	$68,500

d)           On February 28, 2005, the Company reinstated 3,119,283 shares that had been returned to the Company for no consideration on November 3, 2004. 3,000,000 of these shares formed part of the purchase consideration for the Who’s Your Daddy, Inc. acquisition (Note 8(a)).

e)            The Company issued the following restricted common stock during the six months ended September 30, 2005: (1) 4,500,000 restricted shares of common stock per the acquisition of Who’s Your Daddy, Inc. (CA) (Note 8(a)) as of April 1, 2005 (2) 500,000 restricted shares of common stock per the acquisition of Pharb University Brand, Inc. (Note 8(f)) as of June 12, 2005, (3) 8,000 restricted shares of common stock to Concord Business Services, for services rendered, as of June 9, 2005 (4) 35,000 restricted shares of common stock to Pasadena Capital Partners, for services rendered, as of June 9, 2005, (5) 24,000 restricted shares of common stock to Keith Middlebrooks as of August 1, 2005, (6) 250,000 restricted shares of common stock to The Hanneman Group, for services rendered and to be rendered, as of August 6, 2005, (7) 190,000 restricted shares of common stock to Rich Entertainment, Inc., for services rendered, as of August 6, 2005, (8) 10,000 restricted shares of common stock to Miller and Pliakas, LLP, for services rendered, as of August 6, 2005, (9) 400,000 restricted shares of common stock to October Funds Ltd for cash and (10) 850,000 restricted shares of common stock to Geneva Equities, for cash and services rendered, on various dates. The Hanneman Group contract has been terminated and some of the shares will be canceled and retained as Treasury Stock.

f)            In October, 2005 the Company agreed to issue (1) 148,514 shares of restricted common stock to Shoreline Pacific, LLC, for cash, (2) 50,000 5-year warrants at an exercise price of $1.50 per share to Shoreline Pacific, LLC, for cash, (3) 328,947 restricted shares with registration rights to Around the Clock Partners for cash, (4) 189,164 restricted shares to Geneva Equities for services rendered for the above October transactions and (5) 50,000 5-year warrants at an exercise price of $1.50 per share as part of the financing described in Note 9.

5.	Related Party Transactions

On September 2, 2003, the Company entered into an agreement with RBM Financial Inc. and TwentyTen Investments Corp. for programming, marketing and business concept expertise. The programming expertise was provided by Riskebiz, a corporation owned by the then-President of the Company. Under the terms of the agreement, the Company prepaid $100,000 for services provided through August 2004. This agreement was terminated on April 26, 2005 (Note 8(b)).

The Company also paid $6,250 to a company owned by the Company’s then-President for advice on acquisitions, strategy, planning and management. Under the terms of a contract, dated September 30, 2004, the Company was committed to pay up to $1,700 per month to its then-President for up to a year for management services to guide the Company in the development of its business, products and services. This agreement was terminated on April 26, 2005 upon the resignation of the Company’s then-President.

6.	Commitments

SMART-TEK Communications Inc.

On November 29, 2004, the Company entered into a Revenue Sharing and Product Development agreement with SMART-TEK Communications Inc. (Smart-Tek), amended January 28, 2005, whereby Smart-Tek would earn shares for “their involvement in the design, engineering, sales, manufacturing, technology and expertise with the application(s) or product(s) in partnership with the Company,” and the Company would earn “50% of the revenues associated with the marketable final product”. Subsequently, on January 28, 2005, the parties concluded that they could not identify an application or product to co- develop, produce and market so as to fulfill the agreement. This agreement was terminated on April 26, 2005.

Rich Entertainment, Inc.

On August 4, 2005, the Company entered into a Marketing and Promotion Agreement (the “Promotion Agreement”) with Rich Entertainment, Inc., a California corporation (RE), f/s/o Percy Miller. Pursuant to the Agreement, RE will provide certain marketing and promotion services for certain products (the “Promoted Products”) of the Company.

In consideration for marketing and promotion services to be rendered by RE, upon the execution of the Promotion Agreement, the Company issued RE (i) nine hundred eight thousand seven hundred and nine (908,709) shares of WYD common stock, of which two hundred thousand (200,000) shares were immediately vested, and (ii) a warrant (the “RE Warrant”) to purchase three million (3,000,000) shares of WYD common stock. In addition, RE will receive a monthly payment of twelve thousand dollars ($12,000) commencing on June 1, 2005.

If, within twenty-four (24) months of the execution of the Promotion Agreement, WYD has received gross revenues of $4,000,000 from the sale of Promoted Products as a direct result of the services rendered by RE, then: (i) the remaining unvested seven hundred eight thousand seven hundred and nine (708,709) shares of WYD common stock shall thereupon become vested; (ii) WYD will pay RE a performance bonus (the “RE Bonus”) of two and one-half percent (2 1/2%) of the gross revenues from sales of the Promoted Products through the efforts of RE, including the revenues generated through sales of the PHARB hangover remedy, for the five (5) year period commencing on the execution date of the Promotion Agreement, payable on an annual basis; (iii) WYD will provide D&O insurance under which Percy Miller, the President and CEO of RE, is granted coverage commensurate with the officers and directors of WYD; and (iv) WYD will indemnify and hold harmless RE from claims arising out of any alleged and/or actual infringement or other violation, by the proprietary rights relating to the trademark and trade name Who’s Your Daddy owned by WYD, of a third party’s U.S. patents, trademarks, copyrights, and trade secrets.

If, within twenty-four (24) months of the execution of the Promotion Agreement, WYD has not received gross revenues of $4,000,000 from the sale of Promoted Products as a direct result of the services rendered by RE, then: (i) WYD will have no obligation to make any monthly payments to RE after the initial twelve (12) month term of the Promotion Agreement; (ii) the remaining unvested seven hundred eight thousand seven hundred and nine (708,709) shares of unvested WYD common stock will fail to vest; (iii) RE will not be entitled to receive the RE Bonus; and

(iv) the RE Warrant will automatically be cancelled; provided, however, that RE will receive two and one-half percent (2 1/2%) of the gross revenues from the sale of Promoted Products that are a direct result of RE’s performance of services for the three year period commencing on the date of this Promotion Agreement, payable on an annual basis.

Lease Commitments

The Company leases its facilities under a non-cancelable operating lease arrangement for an eighteen month period in San Diego, California. The lease commenced on November 8, 2004 and ends on May 7, 2006. The remaining lease payments under this lease are $33,484.

The Company leases equipment under a non-cancelable operating lease arrangement for a thirty-nine month period. The lease commenced in July, 2005 and ends in September, 2008.

The Company does not currently utilize any off-balance-sheet financing. Rent expense for the nine months ended September 30, 2005 was $40,391.

Future minimum lease payments under non-cancelable operating leases having remaining terms in excess of one year as of September 30, are as follows:

Twelve Months Ended September 30,
2006	$4,629
2007	4,629
2008	4,629
Total minimum lease payments	$13,887

7.	Litigation

On April 6, 2005, Who’s Your Daddy Inc. received notice that Who’s Ya Daddy, Inc., a Florida corporation, had filed a complaint against Who’s Your Daddy, Inc. The complaint alleges that Who’s Your Daddy, Inc. is infringing the trademark of Who’s Ya Daddy, Inc. with respect to clothing (Class 25) and brings federal trademark claims, federal and California unfair competition claims and related claims. The Company believes it has meritorious defenses to these claims, as well as counterclaims against Who’s Ya Daddy, Inc., and intends to vigorously defend against these claims. On August 16, 2005, the legal counsel for the Company in this litigation received a letter from the legal counsel for Who’s Ya Daddy, Inc. indicating that the parties have reached an agreement in principal to settle this litigation. Before the litigation can be settled, the Company and Who’s Ya Daddy, Inc. must agree upon and execute the definitive settlement agreement. While the Company intends to work diligently toward settlement, there are many factors that may delay or prevent the Company from executing the definitive settlement agreement with Who’s Ya Daddy, Inc.

8.	Acquisitions / Divestitures

a)            On April 1, 2005, the Company acquired all of the issued and outstanding shares of Who’s Your Daddy, Inc. (“WYD”), a company incorporated in California. Under the terms of the agreement and plan of merger (the “WYD Merger Agreement”), the Company issued 1,500,000 shares and delivered an additional 3,000,000 issued and outstanding non-float common shares with an agreed stock price of $1.00 per share. 4,000,000 of the shares were delivered into a trust account with the shares to be released, on a dollar for dollar basis, until such time as the Company has generated cumulative revenues of $4,000,000.

b)            At the time the Company signed an initial Content Distribution and Revenue Share Agreement with TwentyTen Investments Corp. (Note 5), the Company believed it would realize at least the acquisition value from the SMSOfficePools.com service. The Company has since reviewed this acquisition and has come to the conclusion that the value is not materializing as originally anticipated.

On April 21, 2005, the parties mutually agreed to terminate this agreement effective immediately. TwentyTen Investments Corp. returned to the Company the 400,000 common shares issued. In consideration of the termination of the contract and work performed to date by TwentyTen Investments, the Company issued 40,000 common shares to TwentyTen Investments (Note 8(e)).

c)            At the time the Company signed an initial Agreement with Riskebiz Internet Services, a corporation owned by a then-director, the Company believed it might realize at least the acquisition value from the RISKeye mobile technology. The Company has since reviewed this acquisition, and the Company has come to the conclusion that development is not materializing as originally anticipated. On April 21, 2005, the parties mutually agreed to terminate the 'RISKeye' contract effective immediately. Riskebiz returned to the Company the 200,000 shares issued for the 'RISKeye' mobile viewing technology. In consideration of the termination of the contract and work performed to date by Riskebiz Internet Services, the Company issued 20,000 common shares to Riskebiz Internet Services (Note 8(e)). .

d)            The Company has decided to sell all rights, title and interest in various technologies which are no longer core to its business, to an unrelated corporation for 250,000 shares of such corporation’s stock. The shares are restricted for a period of two years, pending the filing of a registration statement. The unrelated corporation is in the process of issuing these shares. As a result, the expenses related to this technology have been shown as a discontinued operation in the financial statements.

e)            On April 25, 2005, the Company agreed to issue 540,000 restricted common shares for services rendered since the signing of the agreements in Notes 8(b) and 8(c). During the quarter ended June 30, 2005, 600,000 restricted common shares previously issued were canceled (Notes 8(b) and 8(c)), 40,000 restricted common shares were reissued as per Notes 8(b) and 8(c) and 540,000 restricted common shares reissued for these services.

f)            On June 12, 2005, the Company acquired all of the issued and outstanding shares of Pharb University Brand, Inc. (“Pharb”), a company incorporated in Delaware, for a total of 1,000,000 restricted shares of the Company’s common stock. 500,000 shares of common stock have been issued and 500,000 shares shall be delivered within fifteen (15) days after the date the quarterly financial statements of the Company have been prepared showing that cumulative sales of Pharb’s products and/or the Company’s products sold through Pharb’s sales channels have reached $4,000,000. Only the 500,000 issued shares are shown in the financial statements.

9.	Financing:

On April 29, 2005, the Company entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the “Investors”) for the sale of (i) $3,750,000 in callable secured convertible notes (the “Notes”) and (ii) stock purchase warrants (the “Warrants”) to buy 2,628,505 shares of common stock. Pursuant to the Securities Purchase Agreement, the Company also agreed to covenants regarding its business and the use of proceeds.

On April 29, 2005, the Investors purchased $1,250,000 in Notes and received Warrants to purchase 876,170 shares of the Company's common stock. The Company received net proceeds of $1,130,000, after deducting expenses of $50,000, prepaid interest of $50,000 and escrow of $20,000 for the payment of key man life insurance. The Company may be required to pay additional expenses from the net proceeds.

The Investors are obligated to provide the Company with the funds as follows: (1) $1,250,000 was disbursed on April 29, 2005; (2) $1,250,000 to be disbursed within five business days of the filing of the Company’s registration statement with the Securities and Exchange Commission; and (3) $1,250,000 to be disbursed within five business days of the effectiveness of the Company's registration statement. The Notes bear interest at 8% per annum, provided that no interest is due or payable for any month in which the Company’s stock price is greater than $1.3375 for each intraday trading price for each trading day of the month. Any amount of principal or interest which is not paid when due bears interest at the rate of 15% per annum from the due date. The Notes mature three years from the date of issuance.

The Notes are convertible into common stock, at the Investors’ option, at a conversion price equal to the lower of (i) $1.00 or (ii) 60% of the average of the three lowest intraday trading prices for the common stock during the 20 trading days before, but not including, the conversion date.

The Company may prepay all or a portion of the principal outstanding under the Notes if no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $1.10 per share. In the event the market price is above $1.10, the Company may prepay all or a portion of the principal outstanding under the Notes if it makes an additional payment equal to the difference between the market price and $1.10 per share for the number of shares into which the Notes would convert.

If the Company elects to prepay the Notes, the Company is required to pay an amount in excess of the outstanding principal under the Notes based on the number of days after issuance of the Notes the Company prepays the Notes. The full principal amount of the Notes and an additional penalty amount are due upon default under the terms of Notes. In addition, the Company has granted the Investors a security interest in substantially all of its assets and intellectual property pursuant to a Security Agreement and an Intellectual Property Security Agreement.

The Warrants are exercisable until five years from the date of issuance at a purchase price of $1.50 per share. In addition, the exercise price of the Warrants is adjusted in the event the Company issues common stock at a price below market.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of common stock such that the number of shares of the Company common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

As part of the transaction, the Company also entered into a Registration Rights Agreement dated April 29, 2005 with the Investors pursuant to which the Company has agreed to seek registration of the common stock underlying the Notes and the Warrant with the Securities and Exchange Commission.

The full text of these Notes and the other agreements between the Company and the Investors is filed with the Current Report on Form 8-K filed on May 16, 2005.

At September 30, 2005 the parties to this agreement had reached a verbal understanding to amend this agreement. Effective as of October 5, 2005, the Company entered into an amendment and repayment letter agreement (the “Amendment”) with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “AJW Entities”) whereby the Purchase Agreement was amended and any prior breach or default under the Purchase Agreement was resolved. The Amendment provides for the Company to limit the investment by the AJW Entities to $1,750,000 in Notes and Warrants to purchase only 50,000 shares of common stock, which amended the originally agreed upon amount of $3,750,000 in Notes and Warrants to purchase up to 2,628,505 shares of common stock. The Warrants to purchase 50,000 shares of common stock are for a term of five years with an exercise price of $1.50 per share. The Amendment further provides that the Company will have the right to repay the Notes by paying an aggregate of $2,450,000 in 18 equal monthly payments. Provided that such payments are made, the AJW Entities have agreed not to convert any of the Notes or exercise any of the Warrants during the eighteen-month period. As part of the Amendment, the AJW Entities have invested an additional $500,000 in the Company after the Company filed its registration statement. The full text of these Notes and the other agreements between the Company and the Investors is filed with the Current Report on Form 8-K filed on October 7, 2005.

As a result of the Amendment, the initial $1,250,000 payment has been reclassified to long-term debt in these financial statements. Further, the fees incurred in connection with receiving these funds have been reclassified as Capitalized Financing Fees and will be amortized over the repayment period of the new agreement.

10.	Long-Term Debt

Note Payable in equal monthly installments of $8,000,
Including interest, thru January, 2008	$ 222,352

Note Payable in 18 monthly installments of $136,111
from December, 2005 to May, 2007	1,250,000

Less: Current Portion	(947,095)

Total Notes Payable	$ 525,257

An additional $500,000 on the second note was received in October, 2005 (Note 9). The required payments listed below include this additional payment as part of the loan.

The aggregate amount of required payments at September 30, 2005 is as follows:

Twelve Months Ending September 30,

2006	$1,473,110
2007	1,084,888
2008	32,000
Total	2,689,998
Less: Amount representing interest	(717,646)
Total at present value	$1,972,352

11.	Income Taxes

Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The Company had net operating loss carry- forwards for income tax purposes of approximately $1,417,000 at December 31, 2004. The Company has established a 100% valuation allowance against this deferred tax asset, as the Company has no history of profitable operations.

The differences between Federal income tax rate and the effective income tax rate as reflected in the accompanying statements of operations are:

	September 30, 2005	September 30, 2004
Statutory federal income tax rate	34%	34%
State Rate (Net of Federal Benefit)	6	6
Valuation allowance	(40)	(40)
Effective tax rate	-%	-%

The minimum annual state franchise tax in California is $800.

12.	Executives’ Employment Agreement

Effective April 25, 2005, pursuant to the merger with WYD, the Company entered into employment agreements with two executives. Each agreement is for a period of 5 years. Each executive is to receive as of January 1, 2005, annual cash compensation of $144,000 and 2.5% of the annual gross revenue of the Company. Additionally, each employment agreement provides for the issuance of cash-less exercise common stock warrants as follows: 1,000,000 warrants at a conversion price of $1.00 exercisable for a 12 month period from April 1, 2005, 1,000,000 warrants at a conversion price of $1.50 exercisable for a 12 month period from April 1, 2005, and 1,000,000 warrants at a conversion price of $2.00 exercisable for a 18 month period from April 1, 2005. Additionally, each employment agreement provides for the issuance of 1,000,000 shares of voting preferred stock, that cannot be converted to common shares in the Company, with supermajority voting rights not less than four votes per share of such capital stock.

In June, 2005, pursuant to the merger with Pharb, the Company entered into a similar employment agreement with one executive.

None of the preferred stock provided for in these agreements has been issued.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Who’s Your Daddy, Inc.

          Section 78.7502 of the Nevada Revised Statutes, as amended (the “Nevada Statute”), provides that, in general, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Statute or acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 78.7502 provides that the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the Nevada Statute or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

          Section 78.7502 further provides that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 78.7502 of the Nevada Statute further provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

          Our articles of incorporation, as amended, provide that we shall indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director’s conduct was unlawful. We shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Board resolution or contract.

          Our bylaws, as amended, provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney’s fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

          Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter as been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$403.13
Legal fees and expenses	$25,000.00
Accountants’ fees and expenses	$10,000.00
Printing expenses	$649.00
Total	$36,052.13

__________

          All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

          The following is a list of our securities that have been sold or issued by us during the past three years. Each of these securities was sold without registration under the Securities Act of 1933, as amended, in reliance on Section 4(2) of the Securities Act of 1933, as amended, Regulation D, and/or Regulation S of the Securities Act of 1933, as amended, as applicable. There were no underwriting discounts or commissions paid in connection with the sale of these securities, except as noted.

          We made the following unregistered sales of securities in 2002:

          In December, 2002, we sold an aggregate of 102,000 shares of the Company’s common stock to 12 investors. The price per share was $.16 and the total proceeds received by the Company were $19,200. These issuances were exempt from registration under the Securities Act pursuant to Regulation S. Each of the offers and sales were made to individuals or entities that the Company’s former management knew were not “US persons” as defined in Regulation S.

          We made the following unregistered sales of securities in 2003:

          In February, 2003, we sold 30,000 shares of the Company’s common stock to Pegasus Investments Limited. The price per share was $.16 and the total proceeds received by the Company were $3,200. This issuance was exempt from registration under the Securities Act pursuant to Regulation S. Each of the offers and sales were made to individuals or entities that the Company’s former management knew were not “US persons” as defined in Regulation S.

          On November 28, 2003, we sold 8,000 shares of the Company’s common stock to Sierra Group, Inc. The price per share was $.25 and the total proceeds received by the Company were $2,000. This issuance was exempt from registration under the Securities Act pursuant to Regulation S. The offer and sale was made to an entity that the Company’s former management knew was not a “US person” as defined in Regulation S.

          On December 2, 2003, we sold 70,000 shares of the Company’s common stock to Gateway International Inc. The price per share was $.25 and the total proceeds received by the Company were $17,500. This issuance was exempt from registration under the Securities Act pursuant to Regulation S. The offer and sale was made to an entity that the Company’s former management knew was not a “US person” as defined in Regulation S.

          On December 19, 2003, we sold an aggregate of 20,000 shares of the Company’s common stock to two individuals. The price per share was $.25 and the total proceeds received by the Company were $5,000. These issuances were exempt from registration under the Securities Act pursuant to Regulation S. Each of the offers and sales were made to individuals that the Company’s former management knew were not “US persons” as defined in Regulation S.

          We made the following unregistered sales of securities in 2004:

          On May 17, 2004, we issued 400,000 shares of common stock to TwentyTen Investments pursuant to a Content Distribution and Revenue Share Agreement. The consideration for the issuance of our common stock was the right to exploit the SMS OfficePools.com application during the year. SMS Office Pools is a real-time sports and entertainment wireless web service located at http://www.smsofficepools.com. The sale of these securities was exempt from registration pursuant to Regulation S. The offer and sale was made to an entity that the Company’s former management knew was not a “US person” as defined in Regulation S.

          On October 29, 2004, the Company issued 200,000 shares of common stock to Riskebiz Internet Services Inc. pursuant to an Asset Purchase Agreement for assets known as RISKeye. The consideration for the issuance of our common stock was the purchase of the assets of Riskebiz Internet Services Inc. The sale of these securities was exempt from registration pursuant to Regulation S. The offer and sale was made to an entity that the Company’s former management knew was not a “US person” as defined in Regulation S.

          We made the following unregistered sales of securities in 2005:

          On March 10, 2005, we issued an aggregate of 342,500 shares of the Company’s common stock to seven entities. The price per share was $.20. These shares were issued in full payment of loans in the aggregate amount of $68,500, which the entities had previously made to the Company. These issuances were exempt from registration under the Securities Act pursuant to Regulation S. Each of the offers and sales were made to entities that the Company’s former management knew were not “US persons” as defined in Regulation S.

          On April 1, 2005 we entered into an Agreement and Plan of Merger with Who’s Your Daddy, Inc. The Who’s Your Daddy stockholders received four million, five hundred thousand (4,500,000) shares of our common stock, as a condition of the merger. Our shares of common stock were delivered as follows: five hundred thousand (500,000) shares delivered upon the closing, and the remaining four million (4,000,000) shares delivered into an attorney trust account, with a designated escrow agent, with further instructions that the shares shall be released on a dollar for dollar earn out basis, based on a monthly payout, with an agreed stock price of $1.00 per share. At such time as Who’s Your Daddy has generated $4 million in revenues, the 4,000,000 shares will have been fully delivered to Who’s Your Daddy and its stockholders pursuant to this Agreement, and shall be deemed to be fully earned. The issuance of the shares were exempt from registration pursuant to Section 4 (2) of the Securities Act as a transaction not involving a public offering of securities.

          Subsequent to the execution and delivery in May, 2004 of the Content Distribution and Revenue Share Agreement between the Company and TwentyTen Investments, the parties mutually agreed on April 21, 2005 to terminate the contract effective immediately. TwentyTen Investments has agreed to return to the Company the 400,000 common shares issued. In consideration of the termination of the contract and work performed to date by TwentyTen Investments, the Company will issue to TwentyTen Investments 40,000 common shares (which represents 10% of the 400,000 shares issued). The sale of these securities was exempt from registration pursuant to Regulation S. The offer and sale was made to an entity that the Company’s former management knew was not a “US person” as defined in Regulation S.

          Subsequent to the execution and delivery in October, 2004 of the Agreement between the Company and Riskebiz Internet Services Inc., the parties mutually agreed on April 21, 2005 to terminate the 'RISKeye' contract effective immediately. Riskebiz Internet Services Inc. has agreed to return to the Company the 200,000 common shares issued for the 'RISKeye' mobile viewing technology. In consideration of the termination of the contract and work performed to date by Riskebiz Internet Services Inc., the Company will issue to Riskebiz Internet Services Inc. 20,000 common shares (which represents 10% of the 200,000 shares issued). The offer and sale was made to an entity that the Company’s former management knew was not a “US person” as defined in Regulation S.

          On April 25, 2005, we issued an aggregate of 540,000 shares of the Company’s common stock to two entities and two individuals. The price per share was $.40. These shares were issued in consideration for services previously provided to the Company by these individuals and entities. These issuances were exempt from registration under the Securities Act pursuant to Regulation S. Each of the offers and sales were made to individuals or entities that the Company’s former management knew were not “US persons” as defined in Regulation S.

          As of April 29, 2005, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners and New Millennium Capital Partners II, LLC, whereby the Company authorized the sale of a secured convertible term note in the aggregate principal amount of $3.75 million (the "AJW Notes"). The AJW Notes bear interest at 8% per annum, unless our common stock is greater than $1.3375 per share for each trading day of a month, in which no event, no interest is payable during such month. The AJW Notes are convertible into common stock of the Company at a conversion price, which is the lesser of (i) $1.00 or (ii) the product of (a) .60 times (B) the average of the three lowest trading prices of our common stock during the 20 trading day period prior to conversion. On April 29, 2005, we sold AJW Notes in the aggregate principal amount of $1.25 million to AJW Partners, LLC and its affiliates.

          In connection with the offering, we originally committed to issue an aggregate of 2,628,505 warrants to purchase our common stock at a price of $1.50 per share. On April 29, 2005, we issued warrants to purchase 876,170 shares of our common stock. The warrants are exercisable for a period of five years. Since the purchasers of the AJW Notes and warrants have the right to acquire beneficial ownership of our common stock (i) through conversion of the AJW Notes and (ii) the exercise of the warrants within 60 days, they are deemed to have purchased an aggregate of 2,126,170 of our shares of common stock.

          On October 5, 2005 the Securities Purchase Agreement was amended so that the Company will issue to the previously described four accredited investors five-year warrants (the “Amendment Warrants”) to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.50 per share. Further, the four accredited investors agreed to complete the “Subsequent Investment” described in Section 4(l) of the Purchase Agreement except that the aggregate principal amount of the “Filing Notes” to be purchased will be $500,000, no additional warrants will be issued and the Company has received $500,000 on filing of this registration statement.

          Since the purchasers of the Filing Notes and the Amendment Warrants have the right to acquire beneficial ownership of our common stock (i) through conversion of the Filing Notes and (ii) the exercise of the Amendment Warrants within 60 days, they are deemed to have purchased an aggregate of 550,000 of our shares of common stock. The offering was made pursuant to Section 4(2) of the Securities Act and Regulation D and is exempt from registration. Each of the buyers represented in the Securities Purchase Agreement that the securities were purchased for investment and that it was an accredited investor under Regulation D.

          As of October 20, 2005, we entered into a Securities Purchase Agreement with Around the Clock Partners, LP whereby the Company issued an aggregate of 328,947 shares of the Company’s common stock for a purchase price of $250,000 ($.76 per share). The Company also issued Around the Clock Partners, LP a warrant to purchase 35,000 shares of the Company’s common stock at an exercise price of $1.25 per share. The term of the warrant is five years. The buyer represented in the Securities Purchase Agreement that the securities were purchased for investment and that it was an accredited investor under Regulation D.

          In addition to the foregoing transactions, the Company has entered into the following sales of unregistered securities in 2005 (1) 8,000 restricted shares of common stock to Concord Business Services, for services rendered, as of June 9, 2005 (2) 35,000 restricted shares of common stock to Pasadena Capital Partners, for services rendered, as of June 9, 2005, (3) 24,000 restricted shares of common stock to Keith Middlebrooks as of August 1, 2005, (4) 250,000 restricted shares of common stock to The Hanneman Group, for services rendered and to be rendered, as of August 6, 2005, (5) 190,000 restricted shares of common stock to Rich Entertainment, Inc., for services rendered, as of August 6, 2005, (6) 10,000 restricted shares of common stock to Miller and Pliakas, LLP, for services rendered, as of August 6, 2005, (7) 400,000 restricted shares of common stock to October Funds Ltd for cash and (8) an aggregate of 850,000 restricted shares of common stock to Geneva Equities, for cash and services rendered, on various dates. The Hanneman Group contract has been terminated and some of the shares will be canceled and retained as Treasury Stock. Each of the foregoing issuances of the shares was exempt from registration pursuant to Section 4 (2) of the Securities Act as a transaction not involving a public offering of securities.

          Moreover, in October, 2005 the Company agreed to issue to (1) Shoreline Pacific, LLC, (a) 148,514 shares of restricted common stock for cash and (b) 50,000 5-year warrants at an exercise price of $1.50 per share for cash, and (2) Geneva Equities (a) 189,164 restricted shares for services rendered for the above October transactions and (b) 50,000 5-year warrants at an exercise price of $1.50 per share for services rendered in connection with the April, 2005 financing involving AWJ Partners and its affiliates. Each of the foregoing issuances of the shares was exempt from registration pursuant to Section 4 (2) of the Securities Act as a transaction not involving a public offering of securities.

ITEM 27. EXHIBITS

(a) Exhibits

Exhibit No.	Document

2.1

Agreement and Plan of Merger by and among Snocone Systems Inc., WYD Acquisition Corp. and Who’s Your Daddy, Inc. dated April 1, 2005 (incorporated by reference to Exhibit 2.1 filed with Company’s Form 8-K on April 7, 2005).

2.1

Asset Purchase Agreement between Snocone Systems Inc. and Riskebiz Internet Services Inc. dated October 29, 2004 (incorporated by reference to Exhibit 2.1 filed with Company’s Form 8-K on October 29, 2004).

2.2	Bill of Sale between Snocone Systems Inc. and Riskebiz Internet Services Inc. dated October 29, 2004 (incorporated by reference to Exhibit 2.2 filed with Company’s Form 8-K on October 29, 2004).

3.1	Amended and Restated Articles of Incorporation dated December 4, 2001 (incorporated by reference to Exhibit 3.1 filed with Company’s Form 10-SB on January 1, 2002).

3.2	Amended and Restated Bylaws dated December 4, 2001 (incorporated by reference to Exhibit 3.2 filed with Company’s Form 10-SB on January 18, 2002).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 filed with Company’s Form 10-SB on January 18, 2002).

4.1	Snocone Systems Inc. 2003 Performance Stock Plan (incorporated by reference to Exhibit 4.1 filed with Company’s Form S-8 on December 12, 2003).

4.2	Form of Award Agreement (incorporated by reference to Exhibit 4.2 filed with Company’s Form S-8 on December 12, 2003).

4.3

Form of Securities Purchase Agreement dated as of April 29, 2005 among Snocone Systems Inc. and the purchasers set forth on the signature page thereto (incorporated by reference to Exhibit 4.1 filed with the Company’s Form 8-K on May 6, 2005).

4.3	Form of Callable Secured Convertible Note dated as of April 29, 2005 of Snocone Systems Inc. (incorporated by reference to Exhibit 4.2 filed with the Company’s Form 8-K on May 6, 2005).

4.4	Form of Stock Purchase Warrant dated as of April 29, 2005 of Snocone Systems Inc. (incorporated by reference to Exhibit 4.6 filed with the Company’s Form 8-K on May 6, 2005).

4.5

Form of Registration Rights Agreement dated as of April 29, 2005 among Snocone Systems Inc. and the signatories set forth on the signature page thereto (incorporated by reference to Exhibit 4.10 filed with the Company’s Form 8-K on May 6, 2005).

4.6	Form of Securities Purchase Agreement dated as of October 20, 2005 between Who’s Your Daddy, Inc. and Around the Clock Partners, LP*

4.7	Form of Security Agreement dated as April 29, 2005 of the Company (incorporated by reference to Exhibit 4.11 filed with the Company’s Form 8-K on May 6, 2005).

4.8	Form of Amendment to the Stock Purchase Warrant dated as of October 5, 2005 of Snocone Systems Inc. (incorporated by reference to Exhibit 2.1 filed with the Company’s Form 8-K on October 7, 2005).

4.9	Form of Common Stock Purchase Warrant dated as of October 20, 2005 of Who’s Your Daddy, Inc.*

5.1	Opinion of Gersten Savage LLP (1)

10.1	Joint Venture Agreement between Snocone Systems Inc. and TwentyTen Investments dated May 17, 2004 (incorporated by reference to Exhibit 10.1 filed with Company’s Form 8-K on May 17, 2004).

10.2	Joint Venture Agreement between Snocone Systems Inc., RBM Financial Inc. and TwentyTen (incorporated by reference to Exhibit 10.1 filed with Company’s Form 8-K on August 1, 2003).

10.3

Revenue Sharing and Product Development Agreement between Snocone Systems Inc. and Smart-Tek Communications Inc. dated November 29, 2004 (incorporated by reference to Exhibit 10.1 filed with Company’s Form 8-K on November 29, 2004).

10.4	Consent of Morgan and Company – Auditors for December 31, 2003 and 2004 financial statements

10.5	Consent of Baum and Company – Current Auditors*

10.6	Consent of Gersten Savage LLP (Included in Exhibit 5.1 hereto) (1)

10.7	Code of Conduct (Ethics)

_________________________
* Filed herewith.

1 Filed by amendment

ITEM 28. UNDERTAKINGS

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1)      It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution;

          (2)      For determining liability under the Securities Act of 1933, as amended, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

          (3)      It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)      For determining any liability under the Securities Act of 1933, as amended, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, as part of this registration statement as of the time the Commission declared it effective.

          (5)      For determining any liability under the Securities Act of 1933, as amended, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, California.

WHO’S YOUR DADDY, INC.

By:	/s/ Dan Fleyshman
Dan Fleyshman
President

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dan Fleyshman	President and Director	January 5, 2006
Dan Fleyshman

/s/ Edon Moyal*	CEO, Director	January 5, 2006
Edon Moyal

/s/ Reuven I. Rubinson*	CFO, Principal Accounting and	January 5, 2006
Reuven I. Rubinson	Financial Officer

/s/ Derek Jones*	Director	January 5, 2006
Derek Jones

/s/ Mark DeMattei	Executive Vice President and Director	January 5, 2006
Mark DeMattei

* Pursuant to a power-of-attorney granted to Dan Fleyshman on October 7, 2005 to sign on the respective person’s behalf, individually and in each capacity stated above, all amendments and post-effective amendments to this registration statement and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.